As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHITING PETROLEUM CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

1311

(Primary Standard Industrial

Classification Code Number)

20-0098515

(I.R.S. Employer

Identification Number)

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

James J. Volker

Chairman, President and Chief Executive Officer

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Benjamin F. Garmer, III, Esq.

John K. Wilson, Esq.

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions pursuant to the exchange offer described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
6.25% Senior Notes due 2023(2)	$750,000,000	100%	$750,000,000	$87,150
Guarantee for the 6.25% Senior Notes due 2023	(3)	(3)	(3)	(3)

(1)	Exclusive of accrued interest, if any, and estimated solely for purposes of determining the registration fee.
(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* ADDITIONAL REGISTRANTS

Name, Address and Telephone Number	State or Other Jurisdiction of Incorporation	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
Whiting Oil and Gas Corporation 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300 (303) 837-1661	Delaware	1311	84-0918829

Whiting US Holding Company 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300 (303) 837-1661	Delaware	1311	47-2452900

Whiting Canadian Holding Company ULC 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300 (303) 837-1661	British Columbia	1382	N/A

Whiting Resources Corporation 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300 (303) 837-1661	Colorado	1382	57-1191218

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus dated May 21, 2015

PROSPECTUS

Whiting Petroleum Corporation

Offer to Exchange All Outstanding, Unregistered

$750,000,000 6.25% Senior Notes due 2023

For New, Registered

$750,000,000 6.25% Senior Notes due 2023

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange all of our outstanding unregistered 6.25% Senior Notes due 2023 (the “original notes”) issued March 27, 2015, for our new, registered 6.25% Senior Notes due 2023 (the “new notes”). Initially, the new notes will be guaranteed by each of our subsidiaries that is an obligor or guarantor under our existing indebtedness. In the future, the new notes will be guaranteed by each of our newly created or acquired wholly-owned material domestic subsidiaries and by any of our other restricted subsidiaries that becomes a borrower or guarantees any of our or our restricted subsidiaries’ indebtedness under the Credit Agreement or capital markets indebtedness.

The material terms of the exchange offer include the following:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2015, unless we extend it.

•	All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged.

•	You may withdraw your tender of original notes any time before the exchange offer expires.

•	The terms of the new notes are substantially identical to those of the original notes, except that the new notes will not have securities law transfer restrictions and the registration rights relating to the original notes and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	No established trading market for the new notes currently exists. The new notes will not be listed on any securities exchange or included in any automated quotation system.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal for the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days beginning when the new notes are issued to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17 for a discussion of risk factors that you should consider before deciding to exchange your original notes for new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2015

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus as well as the documents incorporated by reference in this prospectus, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, except as otherwise noted, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge upon your request, a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Attention: Corporate Secretary

(303) 837-1661

To ensure timely delivery, you must request the information no later than five (5) business days before the completion of the exchange offer. Therefore, you must make any request on or before                 , 2015.

i

GLOSSARY OF CERTAIN DEFINITIONS

We have included below the definitions for certain terms used in this prospectus:

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to oil, NGLs and other liquid hydrocarbons.

“Bcf” One billion cubic feet, used in reference to natural gas or CO2.

“BOE” One stock tank barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl of crude oil equals six Mcf of natural gas and one Bbl of crude oil equals one Bbl of natural gas liquids.

“CO2” Carbon dioxide.

“CO2 flood” A tertiary recovery method in which CO2 is injected into a reservoir to enhance hydrocarbon recovery.

“completion” The installation of permanent equipment for the production of crude oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“costless collar” An option position where the proceeds from the sale of a call option at its inception fund the purchase of a put option at its inception.

“deterministic method” The method of estimating reserves or resources using a single value for each parameter (from the geoscience, engineering or economic data) in the reserves calculation.

“differential” The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot, and the wellhead price received.

“dry hole” A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

“FASB” Financial Accounting Standards Board.

“field” An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas of interest, etc.

“GAAP” Generally accepted accounting principles in the United States of America.

“gross acres” or “gross wells” The total acres or wells, as the case may be, in which a working interest is owned.

“Kodiak” Whiting Canadian Holding Company ULC, which was formerly known as Kodiak Oil & Gas Corp.

“lease operating expense” The expenses of lifting oil or gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

“MBbl” One thousand barrels of oil, NGLs or other liquid hydrocarbons.

“MBOE” One thousand BOE.

“MBOE/d” One MBOE per day.

“Mcf” One thousand cubic feet, used in reference to natural gas or CO2.

“MMBbl” One million Bbl.

“MMBOE” One million BOE.

“MMcf” One million cubic feet, used in reference to natural gas or CO2.

“MMcf/d” One MMcf per day.

“net production” The total production attributable to our fractional working interest owned.

“NGL” Natural gas liquid.

“NYMEX” The New York Mercantile Exchange.

“plug-and-perf technology” A horizontal well completion technique in which hydraulic fractures are performed in multiple stages, with each stage utilizing a bridge plug to divert fracture stimulation fluids through the casing perforations into the formation within that stage.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of most states require plugging of abandoned wells.

“possible reserves” Those reserves that are less certain to be recovered than probable reserves.

“pre-tax PV10%” The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the guidelines of the SEC, net of estimated lease operating expense, production taxes and future development costs, using costs as of the date of estimation without future escalation and using an average of the first-day-of-the month price for each of the 12 months within the fiscal year, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or federal income taxes and discounted using an annual discount rate of 10%. Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC. See note 2 to the Proved Reserves table in “Prospectus Summary—Our company” of this prospectus for more information.

“probable reserves” Those reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“prospect” A property on which indications of oil or gas have been identified based on available seismic and geological information.

“proved developed reserves” Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

“proved reserves” Those reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following:

a.	The area identified by drilling and limited by fluid contacts, if any, and

b.	Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when both of the following occur:

a.	Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and

b.	The project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“proved undeveloped reserves” Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless specific circumstances justify a longer time. Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“reasonable certainty” If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

“recompletion” An operation whereby a completion in one zone is abandoned in order to attempt a completion in a different zone within the existing wellbore.

“reserves” Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“resource play” Refers to drilling programs targeted at regionally distributed oil or natural gas accumulations. Successful exploitation of these reservoirs is dependent upon new technologies such as horizontal drilling and multi-stage fracture stimulation to access large rock volumes in order to produce economic quantities of oil or natural gas.

“royalties” The amount or fee paid to the owner of mineral rights, expressed as a percentage or fraction of gross income from crude oil or natural gas produced and sold, unencumbered by expenses relating to the drilling, completing or operating of the affected well.

“SEC” The United States Securities and Exchange Commission.

“standardized measure of discounted future net cash flows” The discounted future net cash flows relating to proved reserves based on the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period (unless prices are defined by contractual arrangements, excluding escalations based upon future conditions); current costs and statutory tax rates (to the extent applicable); and a 10% annual discount rate.

“working interest” The interest in a crude oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

v

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than historical facts, including, without limitation, statements regarding this exchange offer, our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus and the documents incorporated by reference herein only reflect our expectations and do not guarantee performance. When used in this prospectus and the documents incorporated by reference herein, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	declines in oil, NGL or natural gas prices;

•	our level of success in exploration, development and production activities;

•	risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement;

•	impacts to financial statements as a result of impairment write-downs;

•	our ability to successfully complete asset dispositions and the risks related thereto;

•	adverse weather conditions that may negatively impact development or production activities;

•	the timing of our exploration and development expenditures;

•	our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects;

•	inaccuracies of our reserve estimates or our assumptions underlying them;

•	revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors;

•	risks relating to any unforeseen liabilities of ours;

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget;

•	our ability to obtain external capital to finance exploration and development operations and acquisitions;

•	federal and state initiatives relating to the regulation of hydraulic fracturing;

•	the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry;

•	our ability to identify and complete acquisitions and to successfully integrate acquired businesses;

•	unforeseen underperformance of or liabilities associated with acquired properties;

•	the impacts of hedging on our results of operations;

•	failure of our properties to yield oil or gas in commercially viable quantities;

•	availability of, and risks associated with, transport of oil and gas;

•	our ability to drill producing wells on undeveloped acreage prior to its lease expiration;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services;

•	uninsured or underinsured losses resulting from our oil and gas operations;

•	our inability to access oil and gas markets due to market conditions or operational impediments;

•	the impact and costs of compliance with laws and regulations governing our oil and gas operations;

•	our ability to replace our oil and natural gas reserves;

•	any loss of our senior management or technical personnel;

•	competition in the oil and gas industry;

•	cyber security attacks or failures of our telecommunication systems;

•	our ability to successfully integrate Kodiak after the Kodiak Acquisition (as defined below) and achieve anticipated benefits from the transaction; and

•	other risks described under the caption “Risk Factors” in this prospectus.

We assume no obligation, and disclaim any duty, to update the forward-looking statements in this prospectus or the documents we incorporate by reference herein. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary may not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including “Risk Factors,” and the documents incorporated by reference into this prospectus before making a decision to participate in the exchange offer of original notes for new notes.

We have provided definitions for the oil and gas terms used in this prospectus in the “Glossary of Certain Definitions” included in this prospectus.

Our company

We are an independent oil and gas company engaged in exploration, development, acquisition and production activities primarily in the Rocky Mountains and Permian Basin regions of the United States. Since 2006, we have increased our focus on organic drilling activity and on the development of previously acquired properties, specifically on projects that we believe provide the opportunity for repeatable successes and production growth, while continuing to selectively pursue acquisitions that complement our existing core properties, such as our recent acquisition of Kodiak. We believe the combination of acquisitions, subsequent development and organic drilling provides us with a broad set of growth alternatives and allows us to direct our capital resources to what we consider to be the most advantageous investments. We also believe that our significant drilling inventory, combined with our operating experience and cost structure, provide us with meaningful organic growth opportunities. Our growth plan is centered on the following activities:

•	pursuing the development of projects that we believe will generate attractive rates of return;

•	allocating a portion of our exploration and development budget to leasing and exploring prospect areas;

•	maintaining a balanced portfolio of lower risk, long-lived oil and gas properties that provide stable cash flows; and

•	seeking property acquisitions that complement our core areas, such as the recent Kodiak Acquisition.

We have historically acquired operated and non-operated properties that exceed our rate of return criteria. For acquisitions of properties with additional development and exploration potential, our focus has been on acquiring operated properties so that we can better control the timing and implementation of capital spending. In some instances, we have been able to acquire non-operated property interests at attractive rates of return that established a presence in a new area of interest or that have complemented our existing operations. We intend to continue to acquire both operated and non-operated interests to the extent we believe they meet our return criteria. In addition, our willingness to acquire non-operated properties in new geographic regions provides us with geophysical and geologic data in some cases that leads to further acquisitions in the same region, whether on an operated or non-operated basis.

We continually evaluate our current property portfolio and sell properties when we believe that the sales price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own. We are currently exploring asset sales of non-core properties.

The following table summarizes by core area, our estimated proved reserves as of December 31, 2014, their corresponding pre-tax PV10%, and our first quarter 2015 average daily production rates, as well as our company’s total standardized measure of discounted future net cash flows as of December 31, 2014:

	Proved reserves as of December 31, 2014(1)
Core area	Oil (MMBbl)	NGLs (MMBbl)	Natural gas (Bcf)	Total (MMBOE)	% Oil	Pre-tax PV10% value(2) (in millions)	1st quarter 2015 average daily production (MBOE/d)
Rocky Mountains(3)	528.6	35.0	432.9	635.7	83%	$12,517.9	151.7
Permian Basin	110.9	19.0	18.7	133.0	83%	1,460.9	11.3
Other(4)	4.1	0.7	40.4	11.6	35%	156.6	3.9

Total	643.6	54.7	492.0	780.3	82%	$14,135.4	166.9

Discounted future income taxes						(3,292.0)

Standardized measure of discounted future net cash flows						$10,843.4

(1)	Oil and gas reserve quantities and related discounted future net cash flows have been derived from oil and gas prices calculated using an average of the first-day-of-the month price for each month within the 12 months ended December 31, 2014, pursuant to current SEC and FASB guidelines.
(2)	Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our proved oil, NGL and natural gas reserves.
(3)	Includes oil and gas properties located in Colorado, Montana, North Dakota, Utah and Wyoming.
(4)	Other primarily includes oil and gas properties located in Arkansas, Michigan, Oklahoma and Texas.

Business strategy

Our goal is to generate meaningful growth in our net asset value per share of proved reserves through the exploration, development and acquisition of oil and gas projects with attractive rates of return on capital employed. To date, we have pursued this goal through both continued field development in our core areas and the acquisition of reserves. Because of our extensive property base, we are pursuing several economically attractive oil and gas opportunities to develop properties as well as to explore our acreage positions for additional production growth and proved reserves. Specifically, we have focused, and plan to continue to focus, on the following:

Pursuing high-return organic reserve additions. The development of large resource plays such as our Williston Basin project has become one of our central objectives. As of March 31, 2015, we have assembled approximately 1,270,100 gross (774,000 net) developed and undeveloped acres in the Williston Basin located in

Montana and North Dakota. As of March 31, 2015, we had 11 drilling rigs operating in the Williston Basin. During 2014, the focus of our development in the Williston Basin continued in the Sanish and Parshall, Lewis & Clark/Pronghorn, Hidden Bench/Tarpon, Missouri Breaks and Cassandra fields. Additionally, Whiting owns a 50% ownership interest in two gas processing plants located in the Williston Basin. The Robinson Lake plant located in our Sanish field has a current processing capacity of approximately 130 MMcf/d. Our Belfield plant located near the Pronghorn field currently has inlet compression in place to process 35 MMcf/d. Both plants have fractionation capability to convert NGLs into propane and butane, which end products can then be sold locally for higher realized prices. We also constructed a 100% owned gas processing plant in our Cassandra field which came online during the first quarter of 2015 with a processing capacity of 15 MMcf/d.

A new area of focus for us is our Redtail field in the Denver Julesberg Basin (“DJ Basin”) in Weld County, Colorado, where we have the potential to drill over 1,400 gross wells targeting several intervals in the Niobrara formation. As of March 31, 2015, we had approximately 184,300 gross (134,000 net) acres, with two drilling rigs operating in this area. In April 2014, we completed the construction of and brought online a gas processing plant for this area. The plant’s current inlet capacity is 20 MMcf/d, and we plan to further expand the plant’s capacity to 70 MMcf/d in the second quarter of 2015. We expect our Redtail field will be another growth platform for Whiting in 2015 and beyond.

Developing existing properties. Our current property base, which includes our acquisitions over the past 11 years, provides us with numerous low-risk opportunities for exploration and development drilling. As of December 31, 2014, we have identified a drilling inventory of over 5,600 gross wells that we believe will add substantial production over the next five years. Our drilling inventory consists of the development of our proved and unproved reserves. Additionally, we have opportunities to apply and expand enhanced recovery techniques that we expect will increase proved reserves and extend the productive lives of our mature fields. In 2005, we acquired the North Ward Estes field, located in the Permian Basin of West Texas. We have experienced significant production increases in this field through the use of secondary and tertiary recovery techniques, and we anticipate such production increases will continue over the next five to seven years. In this field, we are actively injecting water and CO2 and executing extensive re-development, drilling and completion operations, as well as expanding our gas processing facilities, which will allow us to separate and inject approximately 290 MMcf/d of recycled CO2, thereby maximizing our recovery of oil and gas from this reservoir.

Growing through accretive acquisitions. From 2004 to 2014, we completed 21 separate significant acquisitions of producing properties for estimated proved reserves of 445.2 MMBOE, as of the effective dates of the acquisitions. Our experienced team of management, land, engineering and geoscience professionals has developed and refined an acquisition program designed to increase reserves and complement our existing properties, including identifying and evaluating acquisition opportunities, closing purchases and then effectively managing properties we acquire. We intend to selectively pursue the acquisition of properties complementary to our core operating areas, as demonstrated by the Kodiak Acquisition described below, which closed on December 8, 2014 and expanded our presence in the Williston Basin located in Montana and North Dakota.

Disciplined financial approach. Our goal is to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of our exposure to commodity price volatility. We have historically funded our acquisitions and growth activity through a combination of equity and debt issuances, such as our recent debt and equity offerings in March 2015 described below, bank borrowings, internally generated cash flow and certain oil and gas property divestitures, as appropriate, to maintain our strong financial position. From time to time, we monetize non-core properties and use the net proceeds from these asset sales to repay debt under our Credit Agreement (as defined below), as we did with the sale of assets that were previously included in the underlying properties of Whiting USA Trust I, as described below, and our enhanced oil recovery projects in Postle and Northeast Hardesty fields in Texas County, Oklahoma, which we completed on July 15, 2013. To support cash flow generation on our existing properties and help ensure expected cash flows from acquired properties, we periodically enter into derivative contracts. Typically, we use costless collars and fixed-price oil and gas contracts to provide an attractive base commodity price level.

Competitive strengths

We believe that our key competitive strengths lie in our balanced asset portfolio, our experienced management and technical team and our commitment to the effective application of new technologies.

Balanced, long-lived asset base. As of December 31, 2014, we had interests in 11,654 gross (4,471 net) productive wells across approximately 1,610,800 gross (886,700 net) developed acres across all our geographical areas. We believe this geographic mix of properties and organic drilling opportunities, combined with our continuing business strategy of acquiring and developing properties in these areas, presents us with multiple opportunities to execute our strategy. Our proved reserve life is approximately 18.7 years based on year-end 2014 proved reserves and 2014 production.

Experienced management team. Our management team averages 28 years of experience in the oil and gas industry. Our personnel have extensive experience in each of our core geographical areas and in all of our operational disciplines. In addition, each of our acquisition professionals has at least 30 years of experience in the evaluation, acquisition and operational assimilation of oil and gas properties.

Commitment to technology. In each of our core operating areas, we have accumulated extensive geologic and geophysical knowledge and have developed significant technical and operational expertise. In recent years, we have developed considerable expertise in conventional and 3-D seismic imaging and interpretation. Our technical team has access to approximately 9,100 square miles of 3-D seismic data, digital well logs and other subsurface information. This data is analyzed with advanced geophysical and geological computer resources dedicated to the accurate and efficient characterization of the subsurface oil and gas reservoirs that comprise our asset base. In addition, our information systems enable us to update our production databases through daily uploads from hand-held computers in the field. We have a team of 10 professionals averaging over 26 years of experience managing CO2 floods, which provides us with the ability to pursue other CO2 flood targets and employ this technology to add reserves to our portfolio. This commitment to technology has increased the productivity and efficiency of our field operations and development activities.

In 2011, we completed the build-out and installation of an in-house, state-of-the-art rock analysis laboratory. We continue to utilize the data from this rock lab to support real-time drilling and completion decisions, and to help us to further understand unconventional oil plays. This knowledge has given us the confidence to assemble over 600,000 gross acres in four oil resource plays, located in three separate basin areas that were new to us.

As a result of our successful testing of cemented liner and plug-and-perf technology completion designs across all of our prospect areas, in January 2014 we began using this technique for all of our completions in the Williston Basin, resulting in a significant improvement in initial production rates. We have continued to evaluate modifications to our completion techniques, including varying the number of completion stages, utilizing different fracture stimulation fluids including slickwater, and increasing the volume of sand and ceramic proppant used in these fluids. In 2015, we are continuing to use our state-of-the-art completion design on a majority of the wells we drill in the Williston Basin. We are also utilizing this completion technique in the Niobrara formation in the DJ Basin of Colorado with encouraging results. We continue to refine our completion techniques to deliver improved results across all of our fields.

Recent developments

Acquisitions and Dispositions

Kodiak Acquisition. On December 8, 2014, we consummated the acquisition (the “Kodiak Acquisition”) of Kodiak Oil & Gas Corp., now known as Whiting Canadian Holding Company ULC, pursuant to which we acquired all of the outstanding shares of common stock of Kodiak and each such share was automatically converted into 0.177 shares of our common stock. In connection with the Kodiak Acquisition, Whiting Oil and Gas Corporation, our wholly-owned subsidiary, entered into a new credit agreement (the “Credit Agreement”) and borrowed approximately $1.5 billion under the revolving credit facility of the Credit Agreement, primarily to repay amounts outstanding under our and Kodiak’s previous credit agreements. In connection with the Kodiak Acquisition, we also entered into supplemental indentures to guarantee $800 million in aggregate principal amount of 8.125% Senior Notes due 2019 (the “2019 Kodiak notes”), $350 million in aggregate principal amount of 5.5% Senior Notes due 2021 (the “2021 Kodiak notes”) and $400 million in aggregate principal amount of 5.5% Senior Notes due 2022 (the “2022 Kodiak notes,” and together with the 2019 Kodiak notes and the 2021 Kodiak notes, the “Kodiak notes”), in each case issued by Kodiak.

Sale of Producing Oil and Gas Wells. On April 15, 2015, we completed the sale of our interests in certain producing oil and gas wells, effective May 1, 2015, for a cash purchase price of $108 million (subject to post-closing adjustments). The properties are located in 187 fields across 14 states, and predominately consist of assets that were previously included in the underlying properties of Whiting USA Trust I. The properties had estimated proved reserves of 8.9 MMBOE as of December 31, 2014, representing 1% of our total proved reserves as of that date, and generated 2% (or 2.7 MBOE/d) of our March 2015 average daily net production.

Financing Transactions

March 2015 Equity and Debt Offerings. In March 2015, we completed a public offering of our common stock, selling 35,000,000 shares of common stock at a price of $30.00 per share and providing net proceeds of approximately $1.0 billion after underwriter’s fees. In addition, we granted the underwriter a 30-day option to purchase up to an additional 5,250,000 shares of common stock. On April 1, 2015, the underwriter exercised its right to purchase an additional 2,000,000 shares of common stock, providing additional net proceeds of $61 million. Concurrent with the common stock offering, we issued at par in a private placement $1,250 million of 1.25% Convertible Senior Notes due April 2020 (the “Convertible Senior Notes”). The notes will mature on April 1, 2020 unless earlier converted in accordance with their terms. In addition, we issued at par in a private placement $750 million of original notes that are subject to this exchange offer. The original notes mature on April 1, 2023. We received approximately $3.1 billion in aggregate net proceeds from the offerings and used the net proceeds from these offerings to repay all of the debt outstanding under the Credit Agreement, as well as for general corporate purposes.

Termination of Delayed Draw Facility under Credit Agreement. In conjunction with the closing of our equity and debt offerings discussed above, on March 27, 2015, we terminated the $1.0 billion senior secured delayed draw term loan facility and the aggregate commitments under the Credit Agreement decreased from $4.5 billion to $3.5 billion, accordingly.

Credit Agreement Amendment. In April 2015, we entered into a First Amendment to the Credit Agreement. The amendment reaffirmed the borrowing base under the Credit Agreement at its existing amount of $4.5 billion in connection with the May 1, 2015 regular redetermination. The amendment also amended the Credit Agreement to temporarily replace the covenant that we, as of the last day of any quarter, not exceed a total debt to the last four quarters’ EBITDAX ratio (as defined in the Credit Agreement) of 4.0 to 1.0 with a covenant that we, as of the last day of any quarter, not exceed a 2.5 to 1.0 total senior secured debt to EBITDAX ratio (as defined in the Credit Agreement) during the interim period beginning June 30, 2015 and ending on the earlier of (i) January 1, 2017 or (ii) our achievement of investment grade ratings.

Kodiak Change of Control Offer. As a result of the Kodiak Acquisition, we were required to make an offer to purchase (the “Kodiak Change of Control Offer”) all of the Kodiak notes, in each case at 101% of par plus accrued and unpaid interest. The Kodiak Change of Control Offer was completed on March 6, 2015. As a result of the Kodiak Change of Control Offer, we purchased and cancelled approximately $2 million in aggregate principal amount of 2019 Kodiak notes, approximately $346 million in aggregate principal amount of 2021 Kodiak notes and approximately $399 million in aggregate principal amount of 2022 Kodiak notes. We funded the purchase of the Kodiak notes pursuant to the Kodiak Change of Control Offer using aggregate borrowings of approximately $760 million under the revolving credit facility of the Credit Agreement. On May 1, 2015, we redeemed at 101% of par all of the remaining aggregate principal amount of the 2021 Kodiak Notes and the 2022 Kodiak Notes.

Corporate information

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

The Exchange Offer

The following is a brief description of the material terms of the exchange offer. We are offering to exchange the original notes for the new notes. The terms of the new notes offered in the exchange offer are substantially identical to the terms of the original notes, except that the new notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the original notes do not apply to the new notes. For a more complete description, see “Description of New Notes.”

Original notes	$750,000,000 aggregate principal amount of 6.25% Senior Notes due 2023.

The original notes were issued in transactions exempt from registration under the Securities Act and are subject to transfer restrictions.

New notes	$750,000,000 aggregate principal amount of 6.25% Senior Notes due 2023.

The exchange offer	We are offering to exchange $1,000 principal amount of the new notes for each $1,000 principal amount of your original notes. Original notes tendered in the exchange offer must be in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof. In order for us to exchange your original notes, you must validly tender them to us and we must accept them. For procedures for tendering, see “The Exchange Offer—Procedures for tendering original notes.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on, 2015, unless we extend it.

Acceptance of original notes and delivery of new notes	We will accept for exchange any and all original notes that are validly tendered in the exchange offer and not withdrawn before the exchange offer expires. The new notes will be delivered promptly following the exchange offer.

Withdrawal rights	You may withdraw your tender of original notes at any time before the exchange offer expires.

Conditions of the exchange offer	Our obligation to consummate the exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or SEC staff interpretation. See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date if, among other things, there shall have been proposed, adopted or enacted any law, statute, rule, regulation or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

Consequences of failure to exchange	If you are eligible to participate in the exchange offer and you do not tender your original notes, then you will not have further exchange or registration rights and you will continue to hold original notes subject to restrictions on transfer.

Federal income tax considerations	The exchange of original notes for new notes will not be a taxable event for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the exchange offer.

Accounting treatment	We will not recognize any gain or loss on the exchange of notes. See “The Exchange Offer—Accounting treatment.”

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent. See “The Exchange Offer—Exchange agent.”

Resales of new notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that the new notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the new notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the new notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, then:

•	you may not rely on the applicable interpretations of the staff of the SEC;

•	you will not be permitted to tender original notes in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the original notes.

Each participating broker-dealer that receives new notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker-dealer as a result of market making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Any broker-dealer that acquired original notes from us may not rely on the applicable interpretations of the staff of the SEC and must comply with registration and prospectus delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resales of the original notes or the new notes.

See “The Exchange Offer—Procedures for tendering original notes” and “Plan of Distribution.”

The New Notes

The summary below describes the principal terms of the new notes. Certain of the terms and conditions below are subject to important limitations and exceptions. Refer to “Description of New Notes” in this prospectus for a more detailed description of the terms of the new notes. As used in this section, the terms “the Company,” “us,” “we” or “our” refer to Whiting Petroleum Corporation and not any of its subsidiaries.

Issuer	Whiting Petroleum Corporation, a Delaware corporation.

Securities offered	Up to $750,000,000 aggregate principal amount of 6.25% Senior Notes due 2023.

Maturity date	April 1, 2023.

Interest rate	6.25% per year.

Interest payment dates	April 1 and October 1, commencing October 1, 2015. Interest will accrue from March 27, 2015.

Optional redemption	At any time prior to January 1, 2023 (the date three months prior to the maturity date), we may redeem all or a part of the new notes at a redemption price equal to 100% of the principal amount of the new notes redeemed, plus a “make-whole” premium described in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

On and after January 1, 2023 (the date three months prior to the maturity date), we may redeem all or a part of the new notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption.

Change of control triggering event	Upon the occurrence of certain change of control events followed by a rating decline, we will be required to offer to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of the new notes at a price equal to 101% of the principal amount of the new notes, plus accrued and unpaid interest, if any, on the new notes repurchased, to the date of repurchase.

Guarantee	Initially, the new notes will be guaranteed by each of our subsidiaries that is an obligor or guarantor under our existing indebtedness. In the future, the notes will be guaranteed by each of our newly created or acquired wholly-owned material domestic subsidiaries and by any of our other restricted subsidiaries that becomes a borrower or guarantees any of our or our restricted subsidiaries’ indebtedness under the Credit Agreement or capital markets indebtedness.

Ranking	The new notes and guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all existing and future unsubordinated indebtedness (including our guarantee of the borrowings under the Credit Agreement, $1.1 billion aggregate principal amount of our 5% Senior Notes due 2019, $1.2 billion aggregate principal amount of our 5.75% Senior Notes due 2021 (together, the “Existing Senior Notes”), $1,250 million aggregate principal amount of our 1.25% Convertible Senior Notes due 2020 (the “convertible notes”) and the original notes, and the 2019 Kodiak notes);

•	rank senior in right of payment to all of our existing and future subordinated indebtedness (including the $350 million aggregate principal amount of our 6.5% Senior Subordinated Notes due 2018 (the “Existing Senior Subordinated Notes” and, together with the Existing Senior Notes, the convertible notes and the 2019 Kodiak notes, the “Existing Notes”);

•	be effectively subordinated to all of our secured indebtedness (including our guarantee of the borrowings under the Credit Agreement) to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all indebtedness and other liabilities of our non-guarantor subsidiaries (including trade payables).

As of March 31, 2015 we had:

•	no secured indebtedness (with availability to borrow secured indebtedness under the revolving credit facility of the Credit Agreement of approximately $3.5 billion, subject to the terms thereof);

•	total senior indebtedness of approximately $5.1 billion (excluding unamortized debt premiums and discounts) consisting of the original notes, the Existing Senior Notes, the convertible notes and the 2019 Kodiak notes; and

•	$350 million of indebtedness that is contractually subordinated to the notes and the guarantees, consisting of the Existing Senior Subordinated Notes.

The non-guarantor subsidiaries generated less than 0.1% of our consolidated revenues in the fiscal year ended December 31, 2014 and as of December 31, 2014, had no indebtedness (other than intercompany indebtedness) and held less than 0.3% of our consolidated assets.

Certain covenants	The indenture that will govern the new notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase debt that is subordinated to the new notes;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	sell assets;

•	consolidate, merge or transfer all or substantially all of the assets of us and our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of New Notes” in this prospectus. In addition, many of these covenants will terminate if the new notes achieve an investment-grade rating from each of Moody’s and S&P.

Book-entry form	The new notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the new notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the new notes	The new notes are a new issue of securities and there is currently no established market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system. Accordingly, a liquid market for the new notes may not develop.

Trustee and paying agent	The Bank of New York Mellon Trust Company, N.A.

Use of proceeds	We will not receive any cash proceeds from the issuance of the new notes.

Material U.S. federal income tax considerations	The material U.S. federal income tax considerations of purchasing, owning and disposing of the notes are described in “Material U.S. Federal Income Tax Considerations.”

Risk Factors

In evaluating an investment in the new notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with participating in the exchange offer and an investment in the new notes.

Selected Historical Consolidated and Pro Forma Combined Financial Information

The following selected historical consolidated financial information for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 and as of December 31, 2010, 2011, 2012, 2013 and 2014 has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes. The following summary historical financial information for the three months ended March 31, 2014 and 2015 and as of March 31, 2014 and 2015 has been derived from, and is qualified by reference to, our unaudited consolidated financial statements and related notes. Our historical results are not necessarily indicative of future operating results. This information is only a summary and you should read it in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus.

The following summary unaudited pro forma combined financial information for the year ended December 31, 2014 has been derived from and should be read in conjunction with our unaudited pro forma combined statement of operations and related notes provided under the section entitled “Unaudited pro forma combined financial information” of this prospectus. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition, which includes the assumption or repayment by Whiting of Kodiak’s outstanding debt, as if it had occurred on January 1, 2014. In our opinion, all adjustments that are necessary to present fairly the pro forma combined information have been made. The following unaudited pro forma combined financial information does not purport to represent what our results of operations would have been if the Kodiak Acquisition had occurred on such date, nor is it indicative of future results of operations. In addition, the unaudited pro forma combined statement of operations does not give effect to our equity and debt offerings that were completed in March 2015 or this exchange offer.

	Year ended December 31,						Three months ended March 31,
	2010	2011	2012	2013	2014	2014 pro forma	2014	2015
	(in millions, except per share data)
Consolidated statements of income information:
Revenues and other income:
Oil, NGL and natural gas sales	$1,475.3	$1,860.1	$2,137.7	$2,666.5	$3,024.6	$4,033.3	$721.3	$519.8
Gain (loss) on hedging activities	23.2	8.8	2.3	(1.9)	—	—	—	—
Amortization of deferred gain on sale	15.6	13.9	29.5	31.7	30.5	30.5	7.7	5.8
Gain on sale of properties	1.4	16.3	3.4	128.6	27.6	27.7	10.5	3.2
Interest income and other	0.6	0.5	0.5	3.4	2.3	49.5	0.7	0.4

Total revenues and other income	1,516.1	1,899.6	2,173.4	2,828.3	3,085.0	4,141.0	740.2	529.2
Costs and expenses:
Lease operating	268.3	305.5	376.4	430.2	496.9	666.3	114.8	166.4
Production taxes	103.9	139.2	171.6	225.4	253.0	359.8	60.0	44.4
Depreciation, depletion and amortization	393.9	468.2	684.7	891.5	1,089.5	1,337.4	235.3	283.5
Exploration and impairment(1)	59.4	84.6	167.0	453.2	854.4	859.1	42.1	80.9
General and administrative	64.7	85.0	108.6	138.0	177.2	165.1	32.3	44.0
Interest expense	59.1	62.5	75.2	112.9	170.6	249.9	42.1	74.3
Loss on early extinguishment of debt	6.2	—	—	4.4	—	—	—	5.6
Change in Production Participation Plan liability	12.1	(0.9)	13.8	(7.0)	—	—	3.7	—
Commodity derivative (gain) loss, net	7.1	(24.8)	(85.9)	7.8	(100.5)	(225.2)	24.5	(10.0)

Total costs and expenses	974.7	1,119.3	1,511.4	2,256.4	2,941.1	3,412.4	554.8	689.1

Income (loss) before income taxes	541.4	780.3	662.0	571.9	143.9	728.6	185.4	(159.9)
Income tax expense (benefit)	204.8	288.7	247.9	205.9	79.2	309.3	76.3	(53.8)

Net income (loss)	336.7	491.6	414.1	366.0	64.7	419.3	109.1	(106.1)
Net loss attributable to noncontrolling interest	—	0.1	0.1	0.1	0.1	0.1	—	—

Net income (loss) available to shareholders	336.7	491.7	414.2	366.1	64.8	419.4	109.1	(106.1)
Preferred stock dividends(2)	(64.0)	(1.1)	(1.1)	(0.5)	—	—	—	—

Net income (loss) available to common shareholders	$272.7	$490.6	$413.1	$365.5	$64.8	$419.4	$109.1	$(106.1)

Earnings (loss) per common share, basic(3)	$2.57	$4.18	$3.51	$3.09	$0.53	$2.52	$0.92	$(0.63)

Earnings (loss) per common share, diluted(3)	$2.55	$4.14	$3.48	$3.06	$0.53	$2.51	$0.91	$(0.63)

	Year ended December 31,						Three months ended March 31,
	2010	2011	2012	2013	2014	2014 pro forma	2014	2015
	(in millions)
Other financial information:
Net cash provided by operating activities	$997.3	$1,192.1	$1,401.2	$1,744.7	$1,815.3	N/A	$323.9	$202.1
Net cash used in investing activities	(914.6)	(1,760.0)	(1,780.3)	(1,902.5)	(2,860.5)	N/A	(579.6)	(1,021.6)
Net cash provided by (used in) financing activities	(75.7)	564.8	408.1	812.4	423.9	N/A	(37.4)	847.3
Capital expenditures	923.8	1,804.3	2,171.5	2,772.7	2,888.4	N/A	630.1	1,027.0
EBITDAX(4)	1,023.0	1,314.8	1,472.0	1,867.1	2,165.6	2,922.7	520.1	322.4
Ratio of earnings to fixed charges(5)	9.61x	12.63x	9.36x	5.96x	1.81x	N/A	5.30x	—	(8)

Consolidated balance sheet information:
Total assets	$4,648.8	$6,045.6	$7,272.4	$8,833.5	$14,019.5	N/A	$8,981.7	$14,452.0
Long-term debt(6)	800.0	1,380.0	1,800.0	2,653.8	5,628.8	N/A	2,653.7	5,240.7
Total equity(7)	2,531.3	3,029.1	3,453.2	3,836.7	5,703.0	N/A	3,941.5	6,789.7

(1)	Includes proved oil and gas property impairments of $587 million and CO2 property impairments of $42 million for the year ended December 31, 2014, and proved oil and gas property impairments of $267 million for the year ended December 31, 2013.
(2)	The year ended December 31, 2010 includes a cash premium of $47.5 million for the induced conversion of our 6.25% Perpetual Preferred Stock.
(3)	On January 26, 2011, our Board of Directors approved a two-for-one split of the Company’s shares of common stock to be effected in the form of a stock dividend effective February 22, 2011. Earnings per common share, basic and diluted for periods prior to February 2011 have been retroactively adjusted to reflect the stock split.
(4)	We define EBITDAX as net income before amortization of deferred gain on sale, gain on sale of properties, interest income, depreciation, depletion and amortization, exploration, impairment, stock compensation, interest expense, change in Production Participation Plan liability, loss on early extinguishment of debt, noncash gain on marked-to-market derivatives and income tax expense. EBITDAX is not a measure of performance calculated in accordance with GAAP. Although not prescribed under GAAP, we believe the presentation of EBITDAX is relevant and useful because it helps our investors to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. EBITDAX should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDAX, as we calculate it, may not be comparable to EBITDAX measures reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to our consolidated EBITDAX for the periods presented:

	Year ended December 31,						Three months ended March 31,
	2010	2011	2012	2013	2014	2014 Pro forma	2014	2015
	(in millions)
Net income (loss)	$336.7	$491.6	$414.1	$366.0	$64.7	$419.3	$109.1	$(106.1)
Amortization of deferred gain on sale	(15.6)	(13.9)	(29.5)	(31.7)	(30.5)	(30.5)	(7.7)	(5.8)
Gain on sale of properties	(1.4)	(16.3)	(3.4)	(128.6)	(27.6)	(27.6)	(10.5)	(3.2)
Interest income	(0.3)	(0.2)	(0.3)	(1.1)	(0.6)	(0.7)	(0.7)	(0.4)
Depreciation, depletion and amortization	393.9	468.2	684.7	891.5	1,089.5	1,337.5	235.3	283.5
Exploration	32.8	45.9	59.1	94.8	86.8	91.5	24.1	54.5
Impairment	26.5	38.8	107.9	358.5	767.6	767.6	18.0	26.4
Stock compensation	8.9	13.5	18.2	22.4	23.3	31.6	6.7	6.7
Interest expense	59.1	62.5	75.2	112.9	170.6	249.9	42.1	74.3
Change in Production Participation Plan liability	12.1	(0.9)	13.8	(7.0)	—	—	3.7	—
Loss on early extinguishment of debt	6.2	—	—	4.4	—	—	—	5.6
Noncash gain on marked-to-market derivatives	40.7	(63.1)	(115.7)	(20.8)	(57.4)	(225.2)	23.7	40.7
Income tax expense (benefit)	204.8	288.7	247.9	205.8	79.2	309.3	76.3	(53.8)

EBITDAX	$1,023.0	$1,314.8	$1,472.0	$1,867.1	$2,165.6	$2,922.7	$520.1	$322. 4

(5)	For purposes of calculating the ratios above, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees and noncontrolling interest in pre-tax income of subsidiaries, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.
(6)	Amount includes the current portions of our long-term debt.
(7)	No cash dividends were declared or paid on our common stock during the periods presented.
(8)	For the three months ended March 31, 2015, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges has therefore not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $161 million for the three months ended March 31, 2015.

Summary Historical Reserve and Operating Data

The following tables present summary information regarding our estimated net proved, probable, and possible oil and natural gas reserves as of December 31, 2012, 2013 and 2014 and our historical operating data for the years ended December 31, 2012, 2013 and 2014. The reserve estimates presented in the table below are based on reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. Estimates of proved oil and natural gas reserves are inherently uncertain, and any material inaccuracies in the estimates prepared by our external reserve engineers will materially affect the quantities and values of our reserves. All calculations of estimated net proved, probable and possible reserves have been made in accordance with the SEC’s rules and regulations regarding oil and natural gas reserve reporting that are currently in effect. Because of normal production declines, increased or decreased drilling activities and the effects of acquisitions or divestitures, the historical data presented below should not be interpreted as being indicative of future results. 2014 reserve data includes the properties acquired in the Kodiak Acquisition and 2014 operating data includes the results of the Kodiak properties from and after the date of the Kodiak Acquisition.

You should refer to “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our financial statements and notes thereto contained in such report, which are incorporated by reference in this prospectus, in evaluating the information presented below.

	As of December 31,
	2012	2013	2014
Reserve data:(1)
Total estimated proved developed reserves:
Oil (MBbl)	190,845	198,204	333,593
NGLs (MBbl)	24,204	23,721	28,935
Natural gas (MMcf)	160,893	183,129	298,237
Total (MBOE)	241,864	252,446	412,234
Total estimated proved reserves:
Oil (MBbl)	301,285	347,421	643,629
NGLs (MBbl)	40,098	44,869	54,684
Natural gas (MMcf)	224,264	277,514	492,020
Total (MBOE)(2)	378,760	438,542	780,316
Pre-tax PV10% (in millions)(3)	$7,283.9	$8,994.0	$14,135.4
Standardized measure of discounted future net cash flows (in millions)	$5,407.0	$6,593.9	$10,843.4
Total estimated probable reserves:
Oil (MBbl)	84,982	109,268	334,244
NGLs (MBbl)	11,922	22,330	18,717
Natural gas (MMcf)	109,582	267,555	278,073
Total (MBOE)(2)	115,168	176,191	399,306
Total estimated possible reserves:
Oil (MBbl)	123,179	137,223	180,104
NGLs (MBbl)	21,936	24,607	25,844
Natural gas (MMcf)	156,382	163,780	117,605
Total (MBOE)(2)	171,178	189,127	225,549

(1)	Oil and gas reserve quantities and related discounted future net cash flows have been derived from oil and gas prices calculated using an average of the first-day-of-the month price for each month within the 12 months ended December 31, 2012, 2013 and 2014, respectively, pursuant to current SEC and FASB guidelines.

(2)	The proved, probable and possible reserves attributable to the Postle properties, which were sold on July 15, 2013, were 45,065 MBOE, 13,150 MBOE and 80 MBOE, respectively, as of December 31, 2012.
(3)	Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

	Year ended December 31,
	2012	2013	2014
Operating data:
Net production:
Oil (MMBbl)	23.1	27.0	33.5
NGLs (MMBbl)	2.8	2.8	3.3
Natural gas (Bcf)	25.8	26.9	30.2
Total production (MMBOE)	30.2	34.3	41.8
Net sales (in millions):
Oil(1)	$1,940.5	$2,443.7	$2,729.0
NGLs	108.9	114.0	128.6
Natural gas	88.3	108.8	167.0

Total oil, NGL and natural gas sales	$2,137.7	$2,666.5	$3,024.6

Average sales prices:
Oil (per Bbl)(1)	$83.86	$90.39	$81.50
Effect of oil hedges on average price (per Bbl)	(1.25)	(1.13)	1.29

Oil net of hedging (per Bbl)	$82.61	$89.26	$82.79

Weighted average NYMEX price (per Bbl)(2)	$94.03	$98.02	$91.55

NGLs (per Bbl)	$39.36	$40.41	$39.17

Natural gas (per Mcf)(1)	$3.42	$4.04	$5.53
Effect of natural gas hedges on average price (per Mcf)	0.06	—	—

Natural gas net of hedging (per Mcf)	$3.48	$4.04	$5.53

Weighted average NYMEX price (per Mcf)(2)	$2.79	$3.66	$4.40

Costs and expenses (per BOE):
Lease operating expenses	$12.46	$12.53	$11.89
Production taxes	$5.68	$6.56	$6.05
Depreciation, depletion and amortization	$22.67	$25.96	$26.06
General and administrative	$3.59	$4.02	$4.24

(1)	Before consideration of hedging transactions.
(2)	Average NYMEX pricing weighted for monthly production volumes.

RISK FACTORS

Each of the risks described below should be carefully considered, together with all of the other information contained or incorporated by reference in this prospectus, before making an investment decision with respect to participating in the exchange offer of original notes for new notes. In the event of the occurrence, reoccurrence, continuation or increased severity of any of the risks described below, our business, financial condition or results of operations could be materially and adversely affected, and you may lose all or part of your investment.

Risks related to our business

Oil and natural gas prices are very volatile. An extended period of low oil and natural gas prices may adversely affect our business, financial condition, results of operations or cash flows.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil, NGL and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in regional, domestic and global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the level of global oil and natural gas inventories;

•	the price and quantity of imports of foreign oil and natural gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity, such as recent conflicts in the Middle East;

•	the level of global oil and natural gas exploration and production activity;

•	the effects of global credit, financial and economic issues;

•	developments of United States energy infrastructure, such as President Obama’s recent veto of legislation that would have allowed the Keystone XL pipeline from Hardesty, Alberta to Cushing, Oklahoma to proceed and the development of liquefied natural gas exporting facilities and the perceived timing thereof;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and natural gas in captive market areas;

•	the price and availability of alternative fuels; and

•	acts of force majeure.

Moreover, government regulations, such as regulation of oil and natural gas gathering and transportation, can adversely affect commodity prices in the long term.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements. Also, prices for oil and prices for natural gas do not necessarily move in tandem. Declines in oil or natural gas prices would not only reduce revenue but could reduce the amount of oil and natural gas that we can economically produce. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet all of our financial obligations or make planned expenditures.

Oil prices have fallen significantly since reaching highs of over $105.00 per Bbl in June 2014, dropping below $45.00 per Bbl in March 2015. Natural gas prices have also declined from over $4.80 per Mcf in April 2014 to below $2.60 per Mcf in April 2015. In addition, forecasted prices for both oil and gas for 2015 have also declined.

Lower oil, NGL and natural gas prices may not only decrease our revenues on a per unit basis but also may ultimately reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve quantities. A substantial or extended decline in oil, NGL or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow any such shortfall. Lower oil, NGL and natural gas prices may also reduce the amount of our borrowing base under the Credit Agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement.

Alternatively, higher oil and natural gas prices may result in significant mark-to-market losses being incurred on our commodity-based derivatives, which may in turn cause us to experience net losses.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” later in these “Risk Factors” for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	delays or limits on the issuance of drilling permits on our federal leases, including as a result of government shutdowns;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs, completion services and CO2;

•	equipment failures or accidents;

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms;

•	reductions in oil, NGL and natural gas prices;

•	pipeline takeaway and refining and processing capacity; and

•	title problems.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight rock formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing has been utilized to complete wells in our most active areas located in the states of Colorado, Michigan, Montana, North Dakota, Texas and Wyoming, and we expect it will also be used in the future. Should our exploration and production activities expand to other states, it is likely that we will utilize hydraulic fracturing to complete or recomplete wells in those areas. The process is typically regulated by state oil and gas commissions. However, the U.S. Environmental Protection Agency (the “EPA”) recently issued guidance, which was published in the Federal Register on February 12, 2014, for permitting authorities and the industry regarding the process for obtaining a permit for hydraulic fracturing involving diesel.

At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities on drinking water resources. In addition, the EPA is currently studying wastewater and stormwater discharges from hydraulic fracturing facilities. On April 7, 2015, the EPA published a proposed rule to amend the Effluent Limitations Guidelines and Standards for the oil and gas extraction category which would address discharges of wastewater pollutants from onshore unconventional oil and gas extraction facilities to publicly-owned treatment works. The EPA announced in 2015 that it would directly regulate methane emissions from oil and natural gas wells for the first time as part of President Obama’s Climate Action Plan. As part of this strategy, the EPA is expected to propose in the summer of 2015 a rule to set methane and volatile organic compound emissions standards for new and modified oil and natural gas wells. The final rule is expected in 2016. Other federal agencies are also examining hydraulic fracturing, including the U.S. Department of Energy, the U.S. Government Accountability Office and the White House Council for Environmental Quality. The U.S. Department of the Interior on March 20, 2015 issued new regulations governing hydraulic fracturing on federal and Native American oil and natural gas leases, which will take effect 90 days from the date of publication in the Federal Register. These rules include new standards regarding public disclosure of chemicals used in hydraulic fracturing, advance notice of and information regarding well-stimulation activities, mechanical integrity testing of casing, monitoring of well-stimulation operations, storage of recovered waste fluids, and the submission of additional geological data to the Federal Bureau of Land Management for management of unique site characteristics. In addition, legislation has been introduced in Congress from time to time to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Also, some states have adopted, and other states are considering adopting, regulations that could ban, restrict or impose additional requirements on activities relating to hydraulic fracturing in certain circumstances. For example, on June 17, 2011, Texas enacted a law that requires the disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas (the entity that regulates oil and natural gas production in Texas) and the public. Such federal or state legislation could require the disclosure of chemical constituents used in the fracturing process to state or federal regulatory authorities who could then make such information publicly available. Disclosure of chemicals used in the fracturing process could make it easier for third parties opposing hydraulic fracturing to pursue legal proceedings against producers and service providers based on allegations that specific chemicals used in the fracturing process could adversely affect human health or the environment, including groundwater. In addition, if hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permit requirements or operational restrictions and also to associated permitting delays, litigation risk and potential increases in costs. Further, local governments may seek to adopt, and some have adopted, ordinances within their jurisdictions restricting the use of or regulating the time, place and manner of drilling or hydraulic fracturing. No assurance can be given as to whether or not similar measures might be considered or implemented in the jurisdictions in which our properties are located. If new laws, regulations or ordinances that significantly restrict or otherwise impact hydraulic fracturing are passed by Congress or adopted in the states or local municipalities where our properties are located, such legal requirements could prohibit or make it more difficult or costly for us to perform hydraulic fracturing activities and thereby could affect the determination of whether a well is commercially viable. In addition, restrictions on hydraulic fracturing could reduce the amount of oil and natural gas that we are ultimately able to produce in commercially paying quantities and the calculation of our reserves.

In addition, on July 3, 2014, major university and U.S. Geological Survey researchers published a study purporting to find a causal connection between the deep well injection of hydraulic fracturing wastewater and a sharp increase in seismic activity in Oklahoma since 2008. Such studies may trigger new legislation or regulations that would limit or ban the disposal of hydraulic fracturing wastewater in deep injection wells. If such new laws or rules are adopted, our operations may be curtailed while alternative treatment and disposal methods are developed and approved.

Further, on May 19, 2014, the EPA published an Advance Notice of Proposed Rulemaking (“ANPR”) under the Toxic Substances Control Act, relating to the disclosure of chemical substances and mixtures used in oil and gas exploration and production. The EPA has taken no further regulatory action in response to this petition since the ANPR comment period closed on September 18, 2014. Depending on the precise disclosure requirements the EPA elects to impose, if any, we may be obliged to disclose valuable proprietary information, and failure to do so may subject us to penalties. See “Hydraulic Fracturing” in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus, for more information on hydraulic fracturing.

If oil, NGL and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties.

Accounting rules require that we periodically review the carrying value of our producing oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews (which may include depressed oil, NGL and natural gas prices and the continuing evaluation of development plans, production data, economics and other factors) we may be required to write down the carrying value of our oil and gas properties. For example, we recorded a $587 million impairment write-down during 2014 for the partial impairment of non-core oil and gas producing properties, which are not currently being developed, in Colorado, Louisiana, North Dakota and Utah related to the decrease in oil and gas prices at December 31, 2014. A write-down constitutes a non-cash charge to earnings. Oil and gas prices have continued to decline since December 31, 2014 which may cause us to incur additional impairments that could have a material adverse effect on our results of operations in the period recognized.

Our use of enhanced recovery methods creates uncertainties that could adversely affect our results of operations and financial condition.

One of our business strategies is to commercially develop oil reservoirs using enhanced recovery technologies. For example, we inject water and CO2 into formations on some of our properties to increase the production of oil and natural gas. The additional production and reserves attributable to the use of these enhanced recovery methods are inherently difficult to predict. If our enhanced recovery programs do not allow for the extraction of oil and gas in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected. Additionally, our ability to utilize CO2 injection as an enhanced recovery technique is subject to our ability to obtain sufficient quantities of CO2. Under our CO2 contracts, if the supplier suffers an inability to deliver its contractually required quantities of CO2 to us and other parties with whom it has CO2 contracts, then the supplier may reduce the amount of CO2 on a pro rata basis it provides to us and such other parties. If this occurs or if we are otherwise limited in the quantities of CO2 available to us, we may not have sufficient CO2 to produce oil and natural gas in the manner or to the extent that we anticipate, and our future oil and gas production volumes could be negatively impacted. These contracts are also structured as “take-or-pay” arrangements, which require us to continue to make payments even if we decide to terminate or reduce our use of CO2 as part of our enhanced recovery techniques.

The development of the proved undeveloped reserves in the North Ward Estes field may take longer and may require higher levels of capital expenditures than we currently anticipate.

As of December 31, 2014, proved undeveloped reserves comprised 40% of the North Ward Estes field’s total estimated proved reserves. To fully develop these reserves, we expect to incur future development costs of $762 million at the North Ward Estes field as of December 31, 2014. This field encompasses 11% of our total estimated future development costs related to proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. In addition, the development of these reserves will require the use of enhanced recovery techniques, including water flood and CO2 injection installations, the success of which is less predictable than traditional development techniques.

Prospects that we decide to drill may not yield oil or gas in commercially viable quantities.

We describe some of our current prospects and our plans to explore those prospects in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our Annual Report on Form 10-K for the year ended December 31, 2014, both of which are incorporated by reference in this prospectus. A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of oil or gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or gas will be present or, if present, whether oil or gas will be present in commercially viable quantities. In addition, because of the wide variance that results from different equipment used to test the wells, initial flow rates may not be indicative of sufficient oil or gas quantities in a particular field. The analogies we draw from available data from other wells, from more fully explored prospects, or from producing fields may not be applicable to our drilling prospects. We may terminate our drilling program for a prospect if results do not merit further investment.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves referred to in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as the following:

•	historical production from the area compared with production rates from other producing areas;

•	the assumed effect of governmental regulation; and

•	assumptions about future prices of oil, NGLs and natural gas including differentials, production and development costs, gathering and transportation costs, severance and excise taxes, capital expenditures and availability of funds.

Therefore, estimates of oil and natural gas reserves are inherently imprecise. Actual future production; oil, NGL and natural gas prices; revenues; taxes; exploration and development expenditures; operating expenses; and

quantities of recoverable oil and natural gas reserves will most likely vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves referred to in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our proved reserves, as referred to in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus, is the current market value of our estimated proved oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on 12-month average prices and current costs as of the date of the estimate. The 12-month average prices used for the year ended December 31, 2014 were $94.99 per Bbl and $4.35 per Mcf, whereas the quoted NYMEX prices for oil and gas on March 16, 2015 were $43.88 per Bbl and $2.72 per Mcf. Actual future prices and costs may differ materially from those used in the estimate. If natural gas prices decline by $0.10 per Mcf, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2014 would have decreased by $21 million. If oil prices decline by $1.00 per Bbl, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2014 would have decreased by $179 million.

Risks associated with the production, gathering, transportation and sale of oil, NGLs and natural gas could adversely affect net income and cash flows.

Our net income and cash flows will depend upon, among other things, oil, NGL and natural gas production and the prices and costs incurred to develop and produce oil and natural gas reserves. Drilling, production or transportation accidents that temporarily or permanently halt the production and sale of oil, NGLs and natural gas will decrease revenues and increase expenditures. For example, accidents may occur that result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any costs incurred in connection with any such accidents that are not insured against will have the effect of reducing net income. Also, we do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations. Please read “—Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays” above in these “Risk Factors” for a discussion of the uncertainty involved in the regulation of hydraulic fracturing. Also, our oil, NGL and natural gas production depends in large part on the proximity and capacity of pipeline systems and transportation facilities which are mostly owned by third parties. The lack of availability or the lack of capacity on these systems and facilities could result in the curtailment of production or the delay or discontinuance of drilling plans. Similarly, curtailments or damage to pipelines and other transportation facilities used to transport oil, NGLs and natural gas production to markets for sale could decrease revenues or increase transportation expenses. Any such curtailments or damage to the gathering systems could also require finding alternative means to transport the oil, NGLs and natural gas production, which alternative means could result in additional costs that will have the effect of increasing transportation expenses.

Also, there have been recent accidents involving rail cars carrying Bakken formation crude oil, which resulted in the U.S. Department of Transportation (the “DOT”) issuing an emergency order on February 25, 2014 that requires rail shippers to test the makeup of such crude oil before transporting it. This move follows the safety alert the DOT issued in January 2014 that Bakken formation crude oil is more flammable than other types of crude oil and has been followed by additional emergency orders and safety advisories and alerts. An accident involving rail cars could result in significant personal injuries and property and environmental damage. Additionally, added regulations currently being considered in response to such accidents could result in additional costs that could increase transportation expenses.

In addition, drilling, production and transportation of hydrocarbons bear the inherent risk of loss of containment. Potential consequences include loss of reserves, loss of production, loss of economic value associated with the affected wellbore, contamination of soil, ground water and surface water, as well as potential fines, penalties or damages associated with any of the foregoing consequences.

Our exploration and development operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures through a combination of equity and debt issuances, bank borrowings, internally generated cash flows, agreements with industry partners and oil and gas property divestments. We intend to finance future capital expenditures with cash flow from operations, cash on hand and financing arrangements. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold;

•	the costs of producing oil and natural gas; and

•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under the Credit Agreement decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves, or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels.

We may, from time to time, need to seek additional financing. There can be no assurance as to the availability or terms of any additional financing. If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under the Credit Agreement is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. Failure to drill sufficient wells in order to hold acreage will result in substantial lease renewal costs, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Unless production is established on our undeveloped acreage, the underlying leases will expire. As of December 31, 2014, the portion of our net undeveloped acreage that is subject to expiration over the next three years, if not successfully developed or renewed, is approximately 26% in 2015, 29% in 2016 and 13% in 2017. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

Our acquisition activities may not be successful.

As part of our growth strategy, we have made and may continue to make acquisitions of businesses and properties. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. The following are some of the risks associated with acquisitions, including any completed or future acquisitions:

•	some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels;

•	we may assume liabilities that were not disclosed to us or that exceed our estimates;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may issue additional equity or debt securities in order to fund future acquisitions; and

•	we may incur losses as a result of title defects.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

In order to finance acquisitions of additional producing or undeveloped properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our risk profile. Additionally, significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain external funding for additional future acquisitions or other transactions or to obtain external funding on terms acceptable to us.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis or within our budget.

The demand for qualified and experienced field personnel to conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of drilling rigs and other oilfield equipment as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. Additionally, our operations in some instances require supply materials for production, such as CO2, which could become subject to shortage and increasing costs. Shortages of field personnel, drilling rigs, equipment, supplies or personnel or price increases could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition, results of operations or cash flows, or restrict operations.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2014, we had identified a drilling inventory of over 5,600 gross drilling locations. These scheduled drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs of oil field goods and services, drilling results, our ability to extend drilling acreage leases beyond expiration, regulatory approvals and other factors. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could in turn adversely affect our business.

We have been an early entrant into new or emerging plays. As a result, our drilling results in these areas are uncertain, the value of our undeveloped acreage may decline and we may incur impairment charges if drilling results are unsuccessful.

While our costs to acquire undeveloped acreage in new or emerging plays have generally been less than those of later entrants into a developing play, our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Since new or emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected, and the value of our undeveloped acreage will decline if drilling results are unsuccessful. Furthermore, if drilling results are unsuccessful, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays. For example, during the fourth quarter of 2014, we recorded a $45 million non-cash charge for the impairment of unproved oil and gas properties in Louisiana, Michigan, Montana, North Dakota and Texas, as well as a $21 million non-cash charge for the impairment of unproved CO2 properties in New Mexico. We may also incur such impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken. Additionally, our rights to develop a portion of our undeveloped acreage may expire if not successfully developed or renewed. See “Acreage” in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus, for more information relating to the expiration of our rights to develop undeveloped acreage.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain indemnities from sellers for liabilities they may have created.

Our business strategy includes a continuing acquisition program. From 2004 through 2014, we completed 21 separate significant acquisitions of producing properties with a combined purchase price of $6.4 billion for estimated proved reserves as of the effective dates of the acquisitions of 445.2 MMBOE. The successful acquisition of producing properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	timing of future development costs;

•	estimates of the costs and timing of plugging and abandonment; and

•	the assumption of unknown potential environmental and other liabilities, losses or costs, including for example, historical spills or releases for which we are not indemnified or for which our indemnity is inadequate.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform, facility or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We may not be able to replace the reserves on properties we divest, and the agreements pursuant to which assets we divest may contain continuing indemnification obligations.

Part of our business strategy includes selling properties when we believe that the sales price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own. Unless we conduct successful exploration, development and production activities or acquire properties containing proved reserves, divestitures of our properties will reduce our proved reserves and potentially our production. We may not be able to develop, find or acquire additional reserves sufficient to replace such reserves and production from any of the properties we sell. Additionally, agreements pursuant to which we sell properties may include terms that survive closing of the sale, including indemnification provisions, which could obligate us to substantial liabilities.

Our use of oil and natural gas price hedging contracts involves credit risk and may limit higher revenues in the future in connection with commodity price increases and may result in significant fluctuations in our net income.

We enter into hedging transactions of our oil and natural gas production revenues to reduce our exposure to fluctuations in the price of oil and natural gas. Our hedging transactions to date have consisted of financially settled crude oil and natural gas options contracts, primarily costless collars and swap contracts, placed with major financial institutions. As of April 23, 2015, we had contracts covering the sale of between 448,530 and 1,868,360 barrels of oil per month for all of 2015. All of our oil hedges will expire by December 2017. See “Quantitative and Qualitative Disclosures about Market Risk” in Item 7A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference in this prospectus, for pricing information and a more detailed discussion of our hedging transactions.

We may in the future enter into these and other types of hedging arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas, or alternatively, we may decide to unwind or restructure the hedging arrangements we previously entered into. Hedging transactions expose us to risk of financial loss in some circumstances, including if production is less than expected, the other party to the contract defaults on its obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. Hedging transactions may limit the benefit we may otherwise receive from increases in the price for oil and natural gas. Our three-way collars only provide partial protection against declines in market prices due to the fact that when the market price falls below the sub-floor, the minimum price we will receive will be NYMEX plus the difference between the floor and the sub-floor. Furthermore, if we do not engage in hedging transactions or unwind hedging transactions we previously entered into, then we may be more adversely affected by declines in oil and natural gas prices than our competitors who engage in hedging transactions. Additionally, hedging transactions may expose us to cash margin requirements.

We recognize all gains and losses from changes in commodity derivative fair values immediately in earnings rather than deferring any such amounts in accumulated other comprehensive income. Consequently, we may experience significant net losses, on a non-cash basis, due to changes in the value of our hedges as a result of commodity price volatility.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas, drilling and other oil and gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations, cause temporary declines in our oil and gas production and materially increase our operating and capital costs.

An increase in the differential or decrease in the premium between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we receive for our oil and natural gas production generally trade at a discount, but sometimes at a premium, to the relevant benchmark prices such as NYMEX. A negative difference between the benchmark price and the price received is called a differential and a positive difference is called a premium. The differential and premium may vary significantly due to market conditions, the quality and location of production and other risk factors. We cannot accurately predict oil and natural gas differentials and premiums. Increases in the differential and decreases in the premium between the benchmark price for oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	the loss of well control;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues and increase capital expenditures.

We operate 70% of our net productive oil and natural gas wells, which represents 85% of our proved developed producing reserves as of December 31, 2014. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of our properties. The failure of an operator of our wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s decisions with respect to the timing and amount of capital expenditures, the period of time over which the operator seeks to generate a return on capital expenditures, inclusion of other participants in drilling wells, and the use of technology, as well as the operator’s expertise and financial resources and the operator’s relative interest in the field. Operators may also opt to decrease operational activities following a significant decline in oil or natural gas prices. Because we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance. Accordingly, while we use commercially reasonable efforts to cause the operator to act as a reasonably prudent operator, we are limited in our ability to do so.

Our use of 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies do, and we could incur losses as a result of such expenditures. Thus, some of our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline. We often gather 3-D seismic data over large areas. Our interpretation of seismic data delineates for us those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, it would result in our having made substantial expenditures to acquire and analyze 3-D seismic data without having an opportunity to attempt to benefit from those expenditures.

Market conditions or operational impediments may hinder our access to oil and gas markets or delay our production.

In connection with our continued development of oil and gas properties, we may be disproportionately exposed to the impact of delays or interruptions of production from wells in these properties, caused by transportation capacity constraints, curtailment of production or the interruption of transporting oil and gas volumes produced. In addition, market conditions or a lack of satisfactory oil and gas transportation arrangements may hinder our access to oil and gas markets or delay our production. The availability of a ready market for our oil, NGL and natural gas production depends on a number of factors, including the demand for and supply of oil, NGLs and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends substantially on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Additionally, entering into arrangements for these services exposes us to the risk that third parties will default on their obligations under such arrangements. Our failure to obtain such services on acceptable terms or the default by a third party on their obligation to provide such services could materially harm our business. We may be required to shut in wells for a lack of a market or because access to gas pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

Our operations may incur substantial costs and liabilities to comply with environmental laws and regulations.

Our oil and gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities and concentration of materials that can be released into the environment in connection with drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed. Private parties, including the surface owners of properties upon which we drill, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance. Moreover, federal law and some state laws allow the government to place a lien on real property for costs incurred by the government to address contamination on the property.

Changes in environmental laws and regulations occur frequently and may have a materially adverse impact on our business. For example, in 2012, the EPA published final rules under the Federal Clean Air Act that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants. With regards to production activities, these rules require, among other things, the reduction of volatile organic compound emissions from certain fractured and refractured gas wells for which well completion operations are conducted and, in particular, requiring some of these wells to use reduced emission completions, also known as “green completions,” after January 1, 2015. These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, pneumatic controllers and storage vessels. Any increased governmental regulation or suspension of oil and natural gas exploration or production activities that arises out of these incidents could result in higher operating costs, which could in turn adversely affect our operating results. Also, for instance, any changes in laws or regulations that result in more stringent or costly material handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as those of the oil and gas industry in general.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for oil and gas that we produce.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHG”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. Based on these findings, the EPA has begun adopting and implementing regulations that restrict emissions of GHG under existing provisions of the Federal Clean Air Act (the “CAA”), including one rule that limits emissions of GHG from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger the CAA construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards took effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (the “PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Further, facilities required to obtain PSD permits for their GHG emissions are required to reduce those emissions consistent with guidance for determining “best available control technology” standards for GHG, which guidance was published by the EPA in November 2010. Also in November 2010, the EPA expanded its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis with reporting beginning in 2012 for emissions occurring in 2011.

In June 2014, the Supreme Court upheld most of the EPA’s GHG permitting requirements, allowing the agency to regulate the emission of GHG from stationary sources already subject to the PSD and Title V requirements. Certain of our equipment and installations may currently be subject to PSD and Title V requirements and hence, under the Supreme Court’s ruling, may also be subject to the installation of controls to capture GHGs. For any equipment or installation so subject, we may have to incur increased compliance costs to capture related GHG emissions.

The EPA took additional action under the CAA in June 2014. In accordance with President Obama’s Climate Action Plan, on June 18, 2014, the EPA proposed rules to reduce carbon emissions from electric generating units. The proposal, commonly called the “Clean Power Plan,” requires states to develop plans to reduce carbon emissions from fossil fuel-fired generating units commencing in 2020, with the reductions to be fully phased in by 2030. Each state is given a different carbon reduction target, but the EPA expects that, in the aggregate, the overall proposal will reduce carbon emissions from electric generating units by 30% from 2005 levels. As proposed, states are given substantial flexibility in meeting their emission reduction targets and can generally choose to lower carbon emissions by replacing higher carbon generation, such as coal or natural gas, with lower carbon generation, such as efficient natural gas units or renewable energy alternatives. It is not possible at this time to predict what requirements might be adopted by the EPA in the final rule expected in 2015, or how any such final rule would impact our business.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHG, and many states have already taken legal measures to reduce emissions of GHG, primarily through the development of GHG inventories, greenhouse gas permitting and/or regional GHG “cap and trade” programs. Most of these “cap and trade” programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. In the absence of new legislation, the EPA is issuing new regulations that limit emissions of GHG associated with our operations which will require us to incur costs to inventory and reduce emissions of GHG associated with our operations and which could adversely affect demand for the oil, NGLs and natural gas that we produce. Finally, it should be noted that many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our assets and operations.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and results of operations.

Unless we conduct successful exploration, development and production activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and producing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production.

The loss of senior management or technical personnel could adversely affect us.

To a large extent, we depend on the services of our senior management and technical personnel. The loss of the services of our senior management or technical personnel, including James J. Volker, Chairman, President and Chief Executive Officer; Peter W. Hagist, Senior Vice President, Planning; Rick A. Ross, Senior Vice President, Operations; Michael J. Stevens, Senior Vice President and Chief Financial Officer; Mark R. Williams, Senior Vice President, Exploration and Development; Steven A. Kranker, Vice President, Reservoir Engineering/Acquisitions; or David M. Seery, Vice President, Land, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

Competition in the oil and gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources allow for. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated or deferred as a result of future legislation.

In February 2015, President Obama’s Administration released its proposed federal budget for fiscal year 2016 that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for U.S. oil and gas production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation containing these or similar changes in U.S. federal income tax law could eliminate or defer certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes could negatively affect our financial condition and results of operations.

In connection with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act, new regulations forthcoming in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to manage our risks related to oil and gas commodity price volatility.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This financial reform legislation includes provisions that require over-the-counter derivative transactions to be executed through an exchange or centrally cleared. In addition, the legislation provides an exemption from mandatory clearing requirements based on regulations to be developed by the Commodity Futures Trading Commission (the “CFTC”) and the SEC for transactions by non-financial institutions to hedge or mitigate commercial risk. At the same time, the legislation includes provisions under which the CFTC may impose collateral requirements for transactions, including those that are used to hedge commercial risk. However, during drafting of the legislation, members of Congress adopted report language and issued a public letter stating that it was not their intention to impose margin and collateral requirements on counterparties that utilize transactions to hedge commercial risk. Final rules on major provisions in the legislation, like new margin requirements, will be established through rulemakings and will not take effect until 12 months after the date of enactment. Although we cannot predict the ultimate outcome of these rulemakings, new regulations in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to hedge and to otherwise manage our financial risks related to volatility in oil and gas commodity prices.

We depend on computer and telecommunications systems, and failures in our systems or cyber security attacks could significantly disrupt our business operations.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology services in connection with our business. In addition, we have developed proprietary software systems, management techniques and other information technologies incorporating software licensed from third parties. It is possible we could incur interruptions from cyber security attacks, computer viruses or malware. We believe that we have positive relations with our related vendors and maintain adequate anti-virus and malware software and controls; however, any interruptions to our arrangements with third parties for our computing and communications infrastructure or any other interruptions to our information systems could lead to data corruption, communication interruption or otherwise significantly disrupt our business operations.

We may experience difficulties in integrating Kodiak into our businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the Kodiak Acquisition.

We acquired Kodiak with the expectation that the acquisition would result in various benefits, including, among other things, operating efficiencies and cost savings. Achieving the anticipated benefits of the Kodiak Acquisition will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

•	the necessity of addressing possible differences, incorporating cultures and management philosophies and the integration of certain operations following the transaction will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company; and

•	any inability of our management to cause best practices to be applied to the combined company’s business.

An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company.

Risks related to the exchange offer and new notes

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for the new notes offered in the exchange offer, then you will continue to be subject to the restrictions on transfer of your original notes. Those transfer restrictions are described in the indenture governing the original notes and in the legend contained on the original notes, and arose because we originally issued the original notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your original notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act.

If a large number of original notes are exchanged for new notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged original notes. In addition, if you do not exchange your original notes in the exchange offer, then you will no longer be entitled to have those original notes registered under the Securities Act.

See “The Exchange Offer—Consequences of failure to exchange original notes” for a discussion of the possible consequences of failing to exchange your original notes.

You must carefully follow the required procedures to exchange your original notes.

The new notes will be issued in exchange for original notes only after timely receipt by the exchange agent of a duly executed letter of transmittal (or an agent’s message (as defined under “The Exchange Offer—Procedures for tendering original notes”)) and all other required documents. Therefore, if you wish to tender your original notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of original notes for exchange. Any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for original notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Late deliveries of original notes and other required documents could prevent a holder from exchanging its original notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer, notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased original notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations, cash flows and business prospects.

As of March 31, 2015, we had no borrowings and $3 million in letters of credit outstanding under the Credit Agreement with approximately $3.5 billion of available borrowing capacity under the revolving credit facility (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement), $5.1 billion of senior notes (excluding unamortized debt premiums and discounts) and $350 million of Existing Senior Subordinated Notes outstanding. We are permitted to incur additional indebtedness, provided that we meet certain requirements in the indentures governing the new notes and the Existing Notes and the Credit Agreement.

Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences for our operations, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, which could result in an event of default under the Credit Agreement, and the indentures governing our Existing Notes and the indenture that will govern the new notes offered hereby;

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage relative to other less leveraged competitors;

•	making us vulnerable to increases in interest rates, because debt under the Credit Agreement is subject to certain rate variability;

•	making us more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices; and

•	when oil and natural gas prices decline, our ability to maintain compliance with our financial covenants becomes more difficult and our borrowing base is subject to reductions, which may reduce or eliminate our ability to fund our operations.

Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Moreover, the borrowing base limitation on the Credit Agreement is redetermined on May 1 and November 1 of each year, and may be the subject of special redeterminations described in the Credit Agreement, based on an evaluation of our oil and gas reserves. Because oil and gas prices are principal inputs into the valuation of our reserves, if oil and gas prices remain at their current levels for a prolonged period or go lower, our borrowing base could be reduced at the next redetermination date or during future redeterminations. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to immediately repay a portion of our amount outstanding under the Credit Agreement.

We may not have sufficient funds to make such repayments, including the new notes. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We may not be able to generate sufficient cash flow to pay the interest on our debt or future borrowings, issuances of debt securities and equity financings or proceeds from the sale of assets may not be available to pay or refinance such debt. The terms of our debt, including the Credit Agreement, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock or debt securities, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We may not be able to successfully complete any such offering, refinancing or sale of assets.

If we cannot make scheduled payments on our indebtedness or otherwise fail to comply with the covenants and other restrictions in the agreements governing our debt, including the new notes, we will be in default and holders of the new notes offered hereby and our other outstanding notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. Further, failing to comply with the financial and other restrictive covenants in the Credit Agreement, the indentures governing our outstanding notes (including the 2019 Kodiak notes) and the indenture governing the new notes offered hereby, could result in an event of default, which could adversely affect our business, financial condition and results of operations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future in connection with our exploration, development and production activities. Although the indentures governing the new notes, the Existing Senior Notes, the Existing Senior Subordinated Notes and the 2019 Kodiak notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the new notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. As of March 31, 2015, we had no borrowings outstanding under the revolving credit facility of the Credit Agreement with the ability to incur $3.5 billion under the revolving credit facility of the Credit Agreement (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement). All of those borrowings would be secured indebtedness. If new debt is incurred in addition to our current debt levels, the related risks that we and the guarantors now face could intensify. See “Other Material Indebtedness” and “Description of New Notes.”

Servicing our debt and our significant capital expenditure requirements requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the new notes, and to make planned capital expenditures depends on our future performance, which is subject to economic, financial, competitive, legislative, regulatory and other factors beyond our control, including the price we receive for oil and natural gas. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

The indentures governing the new notes and the Existing Notes and the Credit Agreement contain various restrictive covenants that may limit our management’s discretion in certain respects. In particular, these agreements will limit our and our subsidiaries’ ability to, among other things:

•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our senior or subordinated debt;

•	make loans to others;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	sell assets;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets and those of our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates;

•	enter into hedging contracts;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

In addition, the Credit Agreement requires us, as of the last day of any quarter, (i) to not exceed a total debt to the last four quarters’ EBITDAX ratio (as defined in the Credit Agreement) of 4.0 to 1.0 and (ii) to have a consolidated current assets to consolidated current liabilities ratio (as defined in the Credit Agreement and which includes an add back of the available borrowing capacity under the Credit Agreement) of not less than 1.0 to 1.0. Under the terms of the amendment to the Credit Agreement we entered in to in April 2015, the 4.0 to 1.0 total debt to EBITDAX ratio (as defined in the Credit Agreement) will temporarily be replaced with a 2.5 to 1.0 total senior secured debt to EBITDAX ratio (as defined in the Credit Agreement) during the interim period beginning June 30, 2015 and ending on the earlier of (i) January 1, 2017 or (ii) the commencement of an investment-grade debt rating period. Also, the indentures under which we will issue the new notes and issued the Existing Senior Notes and the Existing Senior Subordinated Notes restrict us from incurring additional indebtedness and making certain restricted payments, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1. The indenture pursuant to which the 2019 Kodiak notes were issued restrict us from incurring additional indebtedness and making certain restricted payments, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.25 to 1. If we were in violation of these covenants, then we may not be able to incur additional indebtedness, including under the Credit Agreement. A substantial or extended decline in oil or natural gas prices may adversely affect our ability to comply with these covenants.

If we fail to comply with the restrictions in the indentures governing the new notes or the Existing Notes or the Credit Agreement, or the restrictions in any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to make further funds available to us. Furthermore, if we were unable to repay the amounts due and payable under the Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event that our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets or be able to borrow sufficient funds to repay or refinance that indebtedness.

The new notes are effectively subordinated to our secured debt and the secured debt of the subsidiary guarantors of the new notes.

The new notes will not be secured by our or any of the subsidiary guarantors’ assets. As a result, the new notes and the guarantees will effectively be subordinated to any of our secured indebtedness and the secured indebtedness of our subsidiaries guaranteeing the new notes to the extent of the value of the collateral securing such indebtedness. In the event of our or any guarantor’s bankruptcy, liquidation, reorganization or other winding up, our assets or the assets of the guarantor, as applicable, that secure our secured debt will be available to pay obligations on the new notes and guarantees only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the new notes and guarantees then outstanding.

As a holding company, we rely on payments from our subsidiaries in order for us to make payments on the new notes.

We are a holding company with no significant operations of our own. Because our operations are conducted through our wholly-owned subsidiaries, we depend on dividends, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, advances or other payments. Unless they are guarantors of the new notes offered hereby, our subsidiaries do not have any obligation to pay amounts due under our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the new notes offered hereby. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, the Credit Agreement, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may be a party. While the indentures governing the new notes and the Existing Notes and the Credit Agreement will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the new notes offered hereby. Although certain subsidiaries are guaranteeing the new notes, the guarantees are effectively subordinated to all of our subsidiaries’ secured debt, including the indebtedness under the Credit Agreement to the extent of the value of the collateral securing such debt.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Interest under the Credit Agreement accrues on a floating rate basis such that interest rate changes will impact future results of operations and cash flows. If interest rates were to increase, our debt service obligations on our Credit Agreement would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may not be able to repurchase the new notes upon a change of control and your rights upon a change of control may be limited.

Upon the occurrence of certain change of control events followed by a rating decline within 90 days as specified in the indenture, holders of the new notes may require us to repurchase all or any part of their notes. The occurrence of these same change of control events would also obligate us to offer to repurchase the Existing

Senior Subordinated Notes, the convertible notes and the Existing Senior Notes, although the covenants governing the Existing Senior Subordinated Notes and convertible notes do not contain a requirement for a rating decline, and they could be entitled to be repurchased in circumstances where the new notes offered hereby and the Existing Senior Notes do not have such a right. We may not have sufficient funds at the time of the change of control to make the required repurchases of the new notes. Additionally, certain events that would constitute a “change of control” (as defined in the indenture) would constitute an event of default under the Credit Agreement that would, if it should occur, permit the lenders to accelerate the debt outstanding under such Credit Agreement and that, in turn, would cause an event of default under the indenture. We would not be permitted to repurchase the new notes prior to termination of and payment in full of the obligations under the Credit Agreement. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the new notes, the Existing Senior Subordinated Notes, the Existing Senior Notes and the convertible notes tendered and to repay debt under the Credit Agreement. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

Recent Delaware court decisions have held that the “continuing director” element of the definition of change of control may be interpreted by the courts in a manner that permits the board of directors of a Delaware corporation to approve a slate of directors proposed by a third party in a hostile proxy contest for the purposes of avoiding triggering a change of control under an indenture, even where the board of directors has actively opposed the election of such directors. As such, the ability of holders to require us to offer to purchase their notes as a result of a successful hostile proxy contest for our board of directors may be limited.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indentures governing the new notes and the Existing Notes constitute a “change of control” that would require us to repurchase the new notes or the Existing Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the new notes. See “Description of New Notes—Repurchase at the option of holders—Change of control triggering event.”

Holders of the new notes may not be able to determine when a change of control giving rise to their right to have the new notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of new notes to require us to repurchase its new notes as a result of a sale of less than all our assets to another person may be uncertain.

Any subsidiary guarantees of the new notes may be subordinated or avoided by a court.

Initially, each of our subsidiaries that is an obligor or guarantor under the Credit Agreement and Existing Notes will guarantee the new notes. In the future, the new notes will be guaranteed by each material domestic subsidiary of the Company and each restricted subsidiary of the Company that is a borrower or a guarantor under the Credit Agreement or that incurs or guarantees any capital markets indebtedness. See “Description of New Notes—Subsidiary guarantees.” These subsidiary guarantees will be joint and several obligations of the guarantors.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the new notes and the incurrence of the guarantees of the new notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, the new notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable:

•	issued the new notes or incurred the guarantees with the intent to hinder, delay or defraud creditors or that we or such subsidiary guarantor, as applicable, contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	did not receive fair consideration or reasonably equivalent value for issuing the new notes or the guarantee, as applicable, and, at the time of issuance of the new notes or the guarantee, as applicable, we or the applicable subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the new notes or the subsidiary guarantee, as applicable;

•	was engaged or about to engage in a business or transaction, such as payment of consideration, for which the remaining assets of us or the subsidiary guarantor, as applicable, constituted an unreasonably small amount of capital to carry on our or its business, respectively; or

•	intended to incur, or believed that it would incur, debts beyond our or its ability, respectively, to pay such debts as they matured.

If a court were to find that the issuance of the new notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the new notes or that guarantee, could subordinate the new notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor, or could require the holders of the new notes to repay any amounts received with respect to the new notes or that guarantee. In the event of a finding that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the new notes. Further, the avoidance of the new notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or retires or redeems equity securities issued by the debtor.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other indebtedness or take other action detrimental to the holders of the new notes.

We cannot be certain of the standards that a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not we or a guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the new notes or the guarantee, as applicable, would not be voided or subordinated to any of our or its, as applicable, other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The indentures governing the new notes and the Existing Notes contain a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Existing Notes and the new notes in full when due.

Claims of noteholders will be structurally subordinated to claims of creditors of any of our existing and future subsidiaries that do not guarantee the new notes.

As a holding company, we conduct all of our operations through our subsidiaries and substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of funds to us from our subsidiaries in the form of dividends, loans or other payments. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the new notes. The new notes will be guaranteed by certain of our existing and subsequently acquired or organized subsidiaries. Our subsidiaries that do not guarantee the new notes will have no obligation, contingent or otherwise, to pay amounts due under the new notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Subject to certain limitations, the indenture governing the new notes permits us to form or acquire certain subsidiaries that are not guarantors of the new notes and to permit such non-guarantor subsidiaries to acquire assets and incur indebtedness, and noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to the guarantor as equity, and thus be available to satisfy our obligations under the new notes and other claims against us or the guarantor.

Our subsidiaries that provide, or will provide, guarantees of the new notes will be automatically released from those guarantees upon the occurrence of certain events.

Our subsidiaries that provide, or will provide, guarantees of the new notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the new notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the new notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the new notes. See “Description of New Notes—Subsidiary guarantees.”

Your ability to transfer the new notes may be limited by the absence of an active trading market and an active trading market may not develop for the new notes.

The new notes will be new issues of securities for which there is no established trading market. We do not intend to list the new notes on any national securities exchange or include the new notes in any automated quotation system. Therefore, an active market for the new notes may not develop or be maintained, which would adversely affect the market price and liquidity of the new notes. In that case, the holders of the new notes may not be able to sell their new notes at a particular time or at a favorable price.

Even if an active trading market for the new notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your new notes. In addition, subsequent to their initial issuance, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. On March 24, 2015, Standard & Poor’s Rating Service reduced the rating for our senior unsecured debt from “BB+” to “BB.” Real or anticipated changes in our credit ratings will generally affect the market value of the notes.

Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated by this prospectus, we will receive in exchange original notes in a like principal amount. We will cancel all original notes exchanged for new notes in the exchange offer.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2015.

You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus.

As of March 31, 2015
(In thousands)
Long-term debt(1):
Credit Agreement(2)	$—
6.5% Senior Subordinated Notes due 2018	350,000
5.0% Senior Notes due 2019	1,100,000
8.125% Senior Notes due 2019	797,550
5.75% Senior Notes due 2021	1,200,000
5.5% Senior Notes due 2021(3)	3,904
5.5% Senior Notes due 2022(3)	610
1.25% Convertible Senior Notes due 2020(4)	1,250,000
6.25% Senior Notes due 2023	750,000

Total long-term debt	$5,452,064

Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 204,487,220 issued and 202,125,192 outstanding as of March 31, 2015	$204
Additional paid-in capital(4)	4,577,832
Retained earnings	2,203,601

Total Whiting shareholders’ equity	6,781,637

Total capitalization	$12,233,701

(1)	Amounts include the current portions of our long-term debt and exclude unamortized debt premiums and discounts.
(2)	As of March 31, 2015, we had no borrowings under the Credit Agreement, leaving availability of approximately $3.5 billion under the revolving credit facility (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement).
(3)	On May 1, 2015, we redeemed at 101% of par all of the remaining aggregate principal amount of these notes.
(4)	In accordance with Accounting Standards Codification 470-20 (“ASC 470-20”), a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. At issuance, a debt discount was recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the convertible notes is the aggregate principal amount of the convertible notes and does not reflect the debt discount that we recognized; however the related increase to additional paid-in capital of $237,043 has been reflected above.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated.

	Year ended December 31,					Three months ended March 31,
	2010	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges(1)	9.61x	12.63x	9.36x	5.96x	1.81x	—	(2)

(1)	For purposes of calculating the ratios above, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees and noncontrolling interest in pre-tax income of subsidiaries, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.
(2)	For the three months ended March 31, 2015, earnings were inadequate to cover fixed charges, and the ratio of earnings to fixed charges has therefore not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $161 million for the three months ended March 31, 2015.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is derived from the historical consolidated financial statements of Whiting and Kodiak incorporated by reference in this prospectus, and has been adjusted to reflect the acquisition of Kodiak by Whiting. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition as if it had occurred on January 1, 2014. The following unaudited pro forma combined financial information does not give effect to Whiting’s equity and debt offerings, which were completed in March 2015, or the completion of this exchange offer.

The unaudited pro forma combined statement of operations reflects pro forma adjustments based on available information and certain assumptions that Whiting believes are reasonable and include the following:

•	Whiting’s acquisition of Kodiak, which has been accounted for using the acquisition method of accounting.

•	Adjustments to conform Kodiak’s historical policy of accounting for its oil and natural gas properties from the full cost method to the successful efforts method of accounting used by Whiting.

•	Assumed borrowings under Whiting’s credit facility used to repay all of the debt outstanding under Kodiak’s credit facility.

•	Assumption of Kodiak’s outstanding equity awards, including restricted stock awards, restricted stock units and stock options.

•	Elimination of severance costs, stock-based compensation expense and bonuses for certain Kodiak executives, as well as other transaction-related expenses.

•	Estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined statement of operations. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information does not purport to represent what Whiting’s results of operations would have been had the Kodiak Acquisition actually been consummated on the assumed date nor is it indicative of future results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the Kodiak Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. This unaudited pro forma combined statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented.

Whiting Petroleum Corporation

Unaudited Pro Forma Combined Statement Of Operations

For the year ended December 31, 2014

(in thousands, except per share data)

	Whiting historical	Kodiak historical(1)		Pro forma adjustments		Whiting pro forma combined
	Year ended December 31, 2014	Nine months ended September 30, 2014	October 1, 2014— December 7, 2014			Year ended December 31, 2014
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$3,024,617	$849,208	$159,552	$—		$4,033,377
Amortization of deferred gain on sale	30,494	—	—	—		30,494
Gain on sale of properties	27,657	—	—	—		27,657
Interest income and other	2,329	101	(21)	47,109	(a)	49,518

Total revenues and other income	3,085,097	849,309	159,531	47,109		4,141,046
COSTS AND EXPENSES:
Lease operating	496,925	118,240	51,175	—		666,340
Production taxes	253,008	90,151	16,605	—		359,764
Depreciation, depletion and amortization	1,089,545	291,558	77,431	(121,077	)(b)	1,337,457
Exploration and impairment	854,430	—	—	4,667	(c)	859,097
General and administrative	177,211	45,562	63,562	(121,275	)(d)	165,060
Interest expense	170,642	77,029	23,883	(21,677	)(e)	249,877
Commodity derivative gain, net	(100,579)	(2,009)	(122,601)	—		(225,189)

Total costs and expenses	2,941,182	620,531	110,055	(259,362)		3,412,406

INCOME BEFORE INCOME TAXES	143,915	228,778	49,476	306,471		728,640
INCOME TAX EXPENSE:
Current	2,625	—	—	—		2,625
Deferred	76,545	86,300	27,562	116,289	(f)	306,696

Total income tax expense	79,170	86,300	27,562	116,289		309,321

NET INCOME	64,745	142,478	21,914	190,182		419,319
Net loss attributable to noncontrolling interest	62	—	—	—		62

NET INCOME AVAILABLE TO SHAREHOLDERS	$64,807	$142,478	$21,914	$190,182		$419,381

EARNINGS PER COMMON SHARE:
Basic	$0.53					$2.52

Diluted	$0.53					$2.51

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	122,138			44,492	(g)	166,630

Diluted	122,519			44,562	(g)	167,081

(1)	Certain amounts in Kodiak’s historical statements of operations for the nine months ended September 30, 2014 and for the period from October 1, 2014 through December 7, 2014 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income. The accompanying notes are an integral part of this unaudited pro forma combined financial information.

Whiting Petroleum Corporation

Notes to Unaudited Pro Forma Combined Financial Information

Note 1. Basis of presentation

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Whiting and Kodiak and has been adjusted to reflect the acquisition of Kodiak by Whiting. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition as if it had occurred on January 1, 2014.

The unaudited pro forma combined statement of operations reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Whiting believes are reasonable. However, actual results may differ from those reflected in this information. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined statement of operations does not purport to represent what Whiting’s results of operations would have been if the Kodiak Acquisition had actually occurred on the date indicated above, nor is it indicative of Whiting’s future results of operations. This unaudited pro forma combined statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented incorporated by reference in this prospectus.

The unaudited pro forma combined financial information includes adjustments to conform Kodiak’s accounting policies for oil and gas properties to the successful efforts method. Kodiak followed the full cost method of accounting for oil and gas properties, while Whiting follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method, and these costs consist primarily of unsuccessful exploratory drilling costs, geological and geophysical costs, delay rental fees on leases and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over the life of proved developed reserves. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over proved reserves.

Note 2. Preliminary allocation of the purchase price

The Kodiak Acquisition has been accounted for using the acquisition method of accounting for business combinations. The allocation of the purchase price is based upon management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed on the acquisition date using currently available information. The initial purchase price allocation for the Kodiak Acquisition is preliminary, and adjustments to provisional amounts (such as goodwill, certain accrued liabilities and their related deferred taxes), or recognition of additional assets acquired or liabilities assumed, may occur as additional information is obtained about facts and circumstances that existed as of the acquisition date.

The consideration transferred, preliminary fair value of assets acquired and liabilities assumed, and the resulting goodwill as of the December 8, 2014 acquisition date are as follows (in thousands):

Consideration:
Fair value of Whiting’s common stock issued(1)	$1,771,094
Fair value of Kodiak restricted stock units assumed by Whiting(2)	9,596
Fair value of Kodiak options assumed by Whiting	7,523

Total consideration	$1,788,213

Fair value of liabilities assumed:
Accounts payable trade	$18,390
Accrued capital expenditures	104,509
Revenues and royalties payable	57,423
Accrued liabilities and other	45,695
Taxes payable	12,676
Accrued interest	18,070
Current deferred tax liability	30,279
Long-term debt	2,500,875
Asset retirement obligations	8,646
Other long-term liabilities	15,735

Amount attributable to liabilities assumed	$2,812,298

Fair value of assets acquired:
Cash and cash equivalents	$18,879
Accounts receivable trade, net	219,654
Derivative asset	85,718
Prepaid expenses and other	8,624
Oil and gas properties, successful efforts method:
Proved properties	2,266,607
Unproved properties	1,000,396
Other property and equipment	11,347
Long-term deferred tax asset	107,497
Other long-term assets	6,113

Amount attributable to assets acquired	$3,724,835

Goodwill	$875,676

(1)	47,546,139 shares of Whiting common stock at $37.25 per share (closing price as of December 5, 2014), based on Kodiak’s 268,622,497 common shares outstanding at closing.
(2)	257,601 shares of Whiting common stock issued at $37.25 per share (closing price as of December 5, 2014), based on Kodiak’s 1,455,409 restricted stock units held by employees at closing.

Upon closing of the acquisition, Whiting acquired Kodiak for per-share consideration consisting of 0.177 of a share of Whiting’s common stock for each share of Kodiak’s outstanding common stock, including Kodiak’s unvested equity awards. Whiting also assumed vested and unvested stock options held by Kodiak employees. Based on the closing price of Whiting’s common stock of $37.25 on December 5, 2014 (the last trading day before closing of the acquisition), the aggregate purchase price of the transaction was $4.3 billion, including the fair value of Kodiak’s long-term debt assumed of $2.5 billion.

Goodwill recognized is primarily attributable to the operational and financial synergies expected to be realized from the acquisition, including employing optimized completion techniques on Kodiak’s undrilled acreage which will improve hydrocarbon recovery, realized savings in drilling and well completion costs, the accelerated development of Kodiak’s asset base, and the acquisition of experienced oil and gas technical personnel.

Note 3. Adjustments to the unaudited pro forma combined statement of operations

The following adjustments have been made to the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014:

(a)	Reflects earnings from Kodiak’s saltwater disposal wells and rental equipment, which were previously included in Kodiak’s full cost pool under the full cost method of accounting for oil and gas properties, recognized within interest income and other.

(b)	Reflects the change in depletion expense resulting from Kodiak’s oil and gas properties being recorded at fair value via the purchase price allocation and then depleted under the successful efforts method of accounting.

(c)	Reflects additional exploration expense related to Kodiak’s geological and geophysical costs and delay rentals, which were previously capitalized under the full cost method of accounting for oil and natural gas properties.

(d)	Reflects a decrease in general and administrative expenses resulting from the following:

•	Transaction costs related to the Kodiak Acquisition of $86 million incurred by Whiting and Kodiak during the year ended December 31, 2014 were eliminated due to their nonrecurring nature.

•	A reduction in ongoing executive salaries of $6 million for the year ended December 31, 2014. As provided by the terms of the Kodiak Acquisition agreement, certain of Kodiak’s executive officers were not retained by Whiting following the closing date of the Kodiak Acquisition, as such executives are not necessary to the ongoing entity in order to generate equivalent or improved results from the acquired oil and gas properties.

•	Stock-based compensation expense of $20 million related to certain of Kodiak’s executive officers whose equity awards vested immediately upon change of control, as well as severance costs of $9 million paid to such officers, were eliminated due to their nonrecurring nature.

(e)	Reflects the net adjustment to interest expense primarily associated with the following:

•	Amortization (using the effective interest rate method) of the adjustment to fair value Kodiak’s debt as of January 1, 2014, resulting in a decrease to interest expense of $13 million for the year ended December 31, 2014.

•	The repayment of Kodiak’s outstanding debt under its credit facility as of January 1, 2014 using borrowings under Whiting’s credit facility, resulting in a decrease in interest expense of $6 million for the year ended December 31, 2014.

(f)	Reflects the income tax effects of the pro forma adjustments presented, based on Whiting’s combined statutory tax rate of 37.9% that was in effect during the period for which the pro forma combined statement of operations has been presented.

(g)	Reflects the incremental shares of Whiting’s common stock issued to Kodiak shareholders on the closing date of the Kodiak Acquisition.

OTHER MATERIAL INDEBTEDNESS

Credit Agreement. The Credit Agreement has a borrowing base of $4.5 billion with aggregate commitments of $3.5 billion, all of which is for a revolving credit facility, which will mature on December 8, 2019. As of March 31, 2015, we had approximately $3.5 billion of available borrowing capacity (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement), which was net of $3 million in letters of credit outstanding.

The borrowing base under the Credit Agreement is determined at the discretion of the lenders, based on the collateral value of our proved reserves that have been mortgaged to such lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement, in each case which may reduce the amount of the borrowing base. Upon a redetermination of our borrowing base, either on a periodic or special redetermination date, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to immediately repay a portion of our debt outstanding under the Credit Agreement. Because oil and gas prices are principal inputs into the valuation of our reserves, if oil and gas prices remain at their current levels for a prolonged period or go lower, our borrowing base could be reduced at the next redetermination date or during future redeterminations. A portion of the revolving credit facility in an aggregate amount not to exceed $100 million may be used to issue letters of credit for the account of Whiting Oil and Gas Corporation or our other designated subsidiaries. As of March 31, 2015, $97 million was available for additional letters of credit under the agreement.

The Credit Agreement provides for interest only payments until the expiration date of the agreement, when all outstanding borrowings are due. Interest under the revolving credit facility accrues at our option at either (i) a base rate for a base rate loan plus the margin in the table below, where the base rate is defined as the greatest of the prime rate, the federal funds rate plus 0.5% per annum, or an adjusted LIBOR rate plus 1.0% per annum, or (ii) an adjusted LIBOR rate for a Eurodollar loan plus the margin in the table below. Additionally, we also incur commitment fees as set forth in the table below on the unused portion of the aggregate commitments of the lenders under the revolving credit facility, which are included as a component of interest expense.

Ratio of outstanding borrowings to borrowing base	Applicable margin for base rate loans	Applicable margin for eurodollar loans	Commitment fee
Less than 0.25 to 1.0	0.50%	1.50%	0.375%
Greater than or equal to 0.25 to 1.0 but less than 0.50 to 1.0	0.75%	1.75%	0.375%
Greater than or equal to 0.50 to 1.0 but less than 0.75 to 1.0	1.00%	2.00%	0.50%
Greater than or equal to 0.75 to 1.0 but less than 0.90 to 1.0	1.25%	2.25%	0.50%
Greater than or equal to 0.90 to 1.0	1.50%	2.50%	0.50%

The Credit Agreement contains restrictive covenants that may limit our ability to, among other things, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, enter into hedging contracts, incur liens and engage in certain other transactions without the prior consent of our lenders. Except for limited exceptions, the Credit Agreement also restricts our ability to make any dividend payments or distributions on our common stock. These restrictions apply to all of the net assets of the subsidiaries. As of March 31, 2015, total restricted net assets were $6.7 billion, and there were no retained earnings free from restrictions. The Credit Agreement requires us, as of the last day of any quarter, (i) to not exceed a total debt to the last four quarters’ EBITDAX ratio (as defined in the Credit Agreement) of 4.0 to 1.0 and (ii) to have a consolidated current assets to consolidated current liabilities ratio (as defined in the Credit Agreement and which includes an add back of the available borrowing capacity under the Credit Agreement) of not less than 1.0 to 1.0. Under the terms of the amendment to the Credit Agreement we entered into in April 2015, the 4.0 to 1.0 total debt to EBITDAX ratio will temporarily be replaced with a 2.5 to 1.0 total senior secured debt to EBITDAX ratio

(as defined in the amended Credit Agreement) during the interim period beginning June 30, 2015 and ending on the earlier of (i) January 1, 2017 or (ii) the commencement of an investment-grade debt rating period as described below.

Under the terms of the Credit Agreement, at any time during which we have an investment-grade debt rating from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and we have elected, at our discretion, to effect an investment-grade rating period, (i) certain security requirements, including the borrowing base requirement, and restrictive covenants will cease to apply, (ii) certain other restrictive covenants will become less restrictive, (iii) an additional financial covenant will be imposed, and (iv) the interest rate margin applicable to all revolving borrowings as well as the commitment fee with respect to the revolving facility will be based upon our debt rating rather than the ratio of outstanding borrowings to the borrowing base.

The obligations of Whiting Oil and Gas Corporation under the Credit Agreement are secured by a first lien on substantially all of Whiting Oil and Gas Corporation’s and Whiting Resource Corporation’s properties included in the borrowing base for the Credit Agreement. We have guaranteed the obligations of Whiting Oil and Gas Corporation under the Credit Agreement and have pledged the stock of its subsidiaries as security for our guarantee.

Senior notes and senior subordinated notes. In September 2010, we issued, and Whiting Oil and Gas Corporation guaranteed, $350 million aggregate principal amount of 6.5% Senior Subordinated Notes due 2018.

In September 2013, we issued, and Whiting Oil and Gas Corporation guaranteed, $1.1 billion aggregate principal amount of 5% Senior Notes due 2019 and $1.2 billion aggregate principal amount of 5.75% Senior Notes due March 2021. As a result of the Kodiak Acquisition, Kodiak, Whiting Resources Corporation and Whiting US Holding Company became guarantors of the Existing Senior Subordinated Notes and the Existing Senior Notes.

In conjunction with the Kodiak Acquisition, Whiting US Holding Company became a co-issuer of, and we and Whiting Oil and Gas Corporation became guarantors of, Kodiak’s 8.125% Senior Notes due 2019, 5.5% Senior Notes due 2021 and 5.5% Senior Notes due 2022, which are also guaranteed by Whiting Resources Corporation. Subsequent to the completion of the Kodiak Change of Control Offer, $798 million aggregate principal amount of Kodiak’s 8.125% Senior Notes due 2019, $4 million aggregate principal amount of Kodiak’s 5.5% Senior Notes due 2021 and $1 million aggregate principal amount of Kodiak’s 5.5% Senior Notes due 2022 were outstanding. On May 1, 2015, we redeemed at 101% of par all of the remaining aggregate principal amount of the 2021 Kodiak Notes and the 2022 Kodiak Notes.

In March 2015, we issued $1,250 million of 1.25% Convertible Senior Notes due April 2020. Also in March 2015, we issued $750 million 6.25% Senior Notes due 2023, which are the subject of this exchange offer. The Convertible Senior Notes and the original notes are guaranteed by Whiting Oil and Gas Corporation, Kodiak, Whiting Resources Corporation and Whiting US Holding Company.

The indentures governing the Existing Notes contain various restrictive covenants that may limit our management’s discretion in certain respects. In particular, these indentures limit our and our subsidiaries’ ability to, among other things:

•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our senior or subordinated debt;

•	make loans to others;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	sell assets;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets and those of our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates;

•	enter into hedging contracts;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

THE EXCHANGE OFFER

Purpose and effect; registration rights

We issued and sold the original notes on March 27, 2015 in a transaction exempt from the registration requirements of the Securities Act. Therefore, the original notes are subject to significant restrictions on resale. In connection with the issuance of the original notes, we entered into a registration rights agreement, dated March 27, 2015 (the “Registration Rights Agreement”) which required that we:

•	use our reasonable best efforts to cause to be filed with the SEC a registration statement with respect to the exchange offer to exchange the original notes for publicly registered 6.25% Senior Notes due 2023 (the “new notes”);

•	to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC on or prior to the 270th day after March 27, 2015; and

•	after the effectiveness of the registration statement with respect to the exchange offer, promptly commence the exchange offer and use our reasonable best efforts to complete the exchange offer not later than 60 days after such effective date.

If you participate in the exchange offer, then you will, with limited exceptions, receive new notes that are freely tradable and not subject to restrictions on transfer. You should read this prospectus under the heading “—Resales of new notes” for more information relating to your ability to transfer new notes.

If you are eligible to participate in the exchange offer and do not tender your original notes, then you will continue to hold the untendered original notes, which will continue to be subject to restrictions on transfer under the Securities Act.

The exchange offer is intended to satisfy our exchange offer obligations under the Registration Rights Agreement. The above summary of the Registration Rights Agreement is not complete. You are encouraged to read the full text of the Registration Rights Agreement, which has been filed an exhibit to the registration statement that includes this prospectus.

Terms of the exchange offer

We are offering to exchange $750,000,000 aggregate principal amount of our original notes which have not been registered under the Securities Act for a like principal amount of our registered new notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes we accept in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

The form and terms of the new notes will be the same as the form and terms of the original notes, except that:

•	the new notes will be registered under the Securities Act and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

•	the new notes will not be subject to the registration rights relating to the original notes; and

•	the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

The new notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture governing the original notes.

The new notes will accrue interest from March 27, 2015. Accordingly, registered holders of new notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from March 27, 2015.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the indenture. We intend to conduct the exchange offer in accordance with the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, a holder of the original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

We will be deemed to have accepted validly tendered original notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

If we do not accept any tendered original notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted original notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration date; amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2015, unless we, in our sole discretion, extend the exchange offer.

If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer, to amend or terminate the exchange offer if any of the conditions described below under “—Conditions” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner.

Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of original notes of the amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the original notes, if the exchange offer would otherwise expire during that five to ten business day period. If we change the consideration being offered or the percentage of original notes being sought in the exchange offer, we will keep the exchange offer open for at least ten business days from the date on which we provide notice to holders of the original notes. The rights we have reserved in this paragraph are in addition to our rights set forth under “—Conditions.”

Procedures for tendering original notes

Any tender of original notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender original notes in the exchange offer must do either of the following:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “—Exchange agent” on or before the expiration date; or

•	if the original notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent, on or before the expiration date, an agent’s message.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your original notes along with the letter of transmittal on or before the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company of New York City, or DTC, under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering DTC participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or original notes to us.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the original notes are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the original notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal, or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you wish to tender original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering original notes, either register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of original notes that are not properly tendered or original notes, our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your original notes.

By tendering, you will represent to us that:

•	any new notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	if the holder is not a broker dealer, that it is not engaged in and does not intend to engage in the distribution (within the meaning of the Securities Act) of the new notes;

•	if the holder is a broker dealer, that the holder’s original notes were acquired as a result of market making activities or other trading activities;

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

If any holder or any such other person is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, then that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC;

•	is not entitled and will not be permitted to tender original notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker dealer that receives new notes for its own account in exchange for original notes, where the original notes were acquired by the broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Any broker-dealer that acquired original notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resales of the original notes or the new notes.

Acceptance of original notes for exchange; delivery of new notes

Upon satisfaction or waiver of all conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue the new notes promptly after acceptance of the original notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each original note accepted for exchange, you will receive a new note having a principal amount equal to that of the surrendered original note.

In all cases, we will issue new notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	certificates for your original notes or a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If we do not accept any tendered original notes for any reason set forth in the terms of the exchange offer or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged original notes to your account maintained with DTC.

Book-entry transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the original notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “— Exchange agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed delivery procedures

If you wish to tender your original notes and your original notes are not immediately available, or you cannot deliver your original notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder and the principal amount of original notes tendered;

•	a statement that the tender is being made thereby; and

•	a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the original notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal rights

You may withdraw your tender of original notes at any time before the exchange offer expires.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount, or, in the case of original notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC;

•	be signed in the same manner as the old signature on the letter of transmittal by which the original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of the original notes into the name of the person withdrawing the tender; and

•	if certificates for original notes have been transmitted, specify the name in which those original notes are registered if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent in connection with the exchange offer and are to be withdrawn then, before the release of these certificates by the exchange agent, the holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any original notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes will be credited to an account maintained with DTC for the original notes. You may retender properly withdrawn original notes by following one of the procedures described under “—Procedures for tendering original notes” at any time on or before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange new notes for, any original notes if:

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of an extension to their holders. During an extension, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

Exchange agent

The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Delivery or Mail:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust Operations

Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

By Facsimile:

(For Eligible Institutions Only)

(504) 212-1610

Attention: Corporate Trust Operations Reorganization Unit

Confirm by Telephone:

(315) 414-3349

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, certificates representing new notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Accounting treatment

We will record the new notes at the same carrying values as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of notes. We will amortize the expenses of the exchange offer over the term of the new notes.

Consequences of failure to exchange original notes

If you are eligible to participate in the exchange offer but do not tender your original notes, you will not have any further registration rights, except in limited circumstances with respect to specific types of holders of original notes. Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture governing the original notes regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes. Accordingly, you may resell the original notes that are not exchanged only:

•	to us or any of our subsidiaries;

•	under a registration statement that has been declared effective under the Securities Act;

•	for so long as the original notes are eligible for resale under Rule 144A, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A;

•	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act;

•	to an institutional accredited investor (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of original notes of $250,000; or

•	under any other available exemption from the registration requirements of the Securities Act;

subject in each of the above cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller or account’s control and to compliance with any applicable state securities laws. We do not intend to register the original notes under the Securities Act.

Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the original notes. Holders of the new notes and any original notes that remain outstanding after consummation of the exchange offer will vote as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Resales of new notes

Based on interpretations of the staff of the SEC, as set forth in no action letters to third parties, we believe that new notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any original note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution (within the meaning of the Securities Act) of the new notes.

Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker dealers, only broker dealers that acquire the original notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker dealer that receives new notes for its own account in exchange for original notes, where the original notes were acquired by the broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please see “Plan of Distribution” for more details regarding the transfer of new notes.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” In this description, the terms “Company,” “us” or “we” refer only to Whiting Petroleum Corporation and not to any of its subsidiaries. The term “notes” refers to the original notes and new notes collectively.

The Company will issue the new notes as part of the same series of debt securities as the original notes under a senior indenture, dated September 12, 2013 among itself, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a fourth supplemental indenture, dated as of March 27, 2015, which established the terms of the notes. We refer to the senior indenture, as so supplemented, as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the notes and the indenture. This description does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. A copy of the indenture is incorporated by reference into the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered Holder of a new note will be treated as the owner of it for all purposes. Only registered Holders will have rights with respect to the notes under the notes and the indenture.

Brief description of the notes and the subsidiary guarantees

The notes

The notes:

•	will be general unsecured obligations of the Company;

•	will rank equally in right of payment with all existing and future unsubordinated indebtedness of the Company (including the Company’s guarantee of the borrowings under the Credit Agreement, the convertible notes, the Existing Senior Notes and the Company’s guarantee of the Existing Kodiak Notes);

•	will rank senior in right of payment to all existing and future subordinated indebtedness of the Company (including the Existing Senior Subordinated Notes);

•	will effectively be subordinated to all secured indebtedness of the Company (including our guarantee of the borrowings under the Credit Agreement), to the extent of the value of the collateral securing such indebtedness; and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The subsidiary guarantees

Initially, the notes will be guaranteed by each of the Company’s Subsidiaries that is an obligor or guarantor under the Credit Agreement, the Existing Senior Notes, the Existing Senior Subordinated Notes, the Existing Kodiak Notes or the convertible notes.

Each Subsidiary Guarantee of a Guarantor:

•	will be a general unsecured obligation of such Guarantor;

•

will rank equally in right of payment with all existing and future unsubordinated indebtedness of such Guarantor (including such Guarantor’s obligations as a primary obligor or guarantor, as the case may be, with respect to borrowings under the Credit Agreement, the convertible notes, the Existing Senior Notes and the Existing Kodiak Notes);

•	will rank senior in right of payment to such Guarantor’s guarantee of the Existing Senior Subordinated Notes and any future subordinated indebtedness of such Guarantor;

•	will effectively be subordinated to all secured indebtedness of such Guarantor (including such Guarantor’s obligations as a primary obligor or guarantor, as the case may be, with respect to borrowings under the Credit Agreement), to the extent of the value of the collateral securing such indebtedness; and

•	will be structurally subordinated to all indebtedness and other liabilities of any Non-Guarantor Subsidiary (including trade payables).

As of March 31, 2015, the Company and the Guarantors had:

•	no secured indebtedness (with availability to borrow secured indebtedness under the revolving credit facility of the Credit Agreement of approximately $3.5 billion, subject to the terms thereof);

•	total senior indebtedness of approximately $5.1 billion (excluding unamortized debt premiums and discounts), consisting of the original notes, the convertible notes (which amount reflects the principal amount thereof), the Existing Senior Notes and the Existing Kodiak Notes; and

•	$350 million of indebtedness that is contractually subordinated to the notes and the Subsidiary Guarantees, consisting of the Existing Senior Subordinated Notes.

Initially, not all of our existing Subsidiaries will guarantee the notes. Furthermore, under the circumstances described below under the subheading “—Certain covenants—Additional subsidiary guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. Our Non-Guarantor Subsidiaries generated less than 0.1% of our consolidated revenues during the fiscal year ended December 31, 2014 and as of December 31, 2014, had no Indebtedness (other than intercompany Indebtedness) and held less than 0.3% of our consolidated assets.

As of the Issue Date, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain covenants—Limitation on designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, maturity and interest

The Company will issue the notes with an initial maximum aggregate principal amount of $750,000,000. The Company may issue additional notes from time to time after this exchange offer. Any offering of additional notes is subject to the covenant described below under the caption “—Certain covenants—Limitation on incurrence of Indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued as a separate series under the indenture and will have a separate CUSIP number and ISIN from the notes. The Company will issue notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The notes will mature on April 1, 2023.

Interest on the notes will accrue at the rate of 6.25% per annum. Interest on the notes will be payable semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2015. The Company will make each interest payment to the Holders of record on the May 15 and September 15 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder has given wire transfer instructions to the trustee, the Company will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

We will pay the principal, premium, if any, and interest on the notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global note.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Domestic Subsidiaries may act as paying agent.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The Company or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed for any registration of transfer or exchange of notes, but the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before sending a notice of redemption of the notes.

Subsidiary guarantees

Initially, the notes will be guaranteed by each of the Company’s Subsidiaries that is an obligor or guarantor under the Credit Agreement, the Existing Senior Notes, the Existing Senior Subordinated Notes or the Existing Kodiak Notes.

In the future, the notes will be guaranteed by each of the Company’s newly created or acquired Material Domestic Subsidiaries and by any other Restricted Subsidiary of the Company that either (a) becomes a borrower or guarantees any Indebtedness of the Company or another Restricted Subsidiary of the Company under the Credit Agreement or (b)(i) guarantees any other Capital Markets Indebtedness of the Company or any other Restricted Subsidiary, or (ii) incurs any Capital Markets Indebtedness. See “—Certain covenants—Additional subsidiary guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a court were to find that the Subsidiary Guarantee constitutes a fraudulent conveyance or fraudulent transfer under applicable law, the court could void the Subsidiary Guarantee, require the Holders to repay any amounts received with respect to the Subsidiary Guarantee and/or subordinate the Subsidiary Guarantee to all other indebtedness (including other guarantees and contingent liabilities) of the Guarantor. In the case of such a subordination, depending on the amount of such other indebtedness, a Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks related to the exchange offer and new notes—Any subsidiary guarantees of the new notes may be subordinated or avoided by a court.”

A Guarantor may not consolidate or merge with or into another Person (whether or not the Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

(1)	immediately after such transaction, no Default or Event of Default exists; and

(2)	either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture; provided that (i) all Subsidiary Guarantees and other obligations of such Guarantor in respect of all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (ii) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Guarantor) in such Guarantor or any Subsidiary of such Guarantor in the form of an Obligation or preferred stock is repaid, satisfied, released and discharged in full upon such release; or

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture; provided that (i) all Subsidiary Guarantees and other obligations of such Guarantor in respect of all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (ii) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Guarantor) in such Guarantor or any Subsidiary of such Guarantor in the form of an Obligation or preferred stock is repaid, satisfied, released and discharged in full upon such release; or

(3)

in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “—Certain covenants—Additional subsidiary guarantees,” upon the release or discharge in full from its obligations as a borrower or guarantor (as the case may be) under the Credit Agreement and any Capital Markets Indebtedness which resulted, or would result, in such Restricted Subsidiary’s obligation to guarantee the notes pursuant to the covenant described under “—Certain covenants—Additional subsidiary guarantees” (including by reason of the termination of the Credit Agreement or such Capital Markets Indebtedness but excluding, if such

Restricted Subsidiary was a guarantor under the Credit Agreement or such other Capital Markets Indebtedness, a release or discharge as a result of repayment under its guarantee thereof); so long as such Restricted Subsidiary does not thereafter become a borrower or guarantor under the Credit Agreement or incur or guarantee Capital Markets Indebtedness which would result in such Restricted Subsidiary’s obligation to guarantee the notes pursuant to the covenant described under “—Certain covenants—Additional subsidiary guarantees” without also guaranteeing the notes; or

(4)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(5)	upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Certain covenants–Legal defeasance and covenant defeasance” or upon satisfaction and discharge of the indenture with respect to the notes as described below under the caption “—Satisfaction and Discharge.”

See “—Repurchase at the option of holders—Asset sales.”

Upon delivery by the Company to the trustee of an officers’ certificate to the effect that any of the foregoing clauses (1)—(5) has occurred, the trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

Optional redemption

At any time prior to January 1, 2023 (the date three months prior to the maturity date), the Company may on any one or more occasions redeem all or a part of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a note being redeemed (in whole or in part) at any redemption date, the greater of (x) 1.0% of the principal amount of such note being redeemed or (y) the excess of (A) the present value at such redemption date of (1) the principal amount of such note, plus (2) all required remaining scheduled interest payments due with respect to such principal on the final maturity date (without regard to accrued and unpaid interest first due on the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note being redeemed on such redemption date.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to the final maturity date; provided, however, that if the period from the redemption date to the final maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

On and after January 1, 2023 (the date three months prior to the maturity date), we may redeem all or a part of the notes at 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date).

Except as provided above or under “Repurchase at the option of holders—Change of Control triggering event,” the notes will not be redeemable at the Company’s option prior to their final maturity.

The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, as long as such acquisition does not otherwise violate the terms of the indenture.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot, in accordance with the applicable procedures of DTC or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or otherwise delivered in accordance with the applicable procedures of DTC at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or otherwise delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture with respect to the notes.

Notices of redemption may, in the Company’s discretion, be subject to one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory redemption

Except as set forth below under “—Repurchase at the option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the option of holders

Change of control triggering event

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control Triggering Event, the Company will mail (or otherwise deliver in accordance with the applicable procedures of DTC) a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered (or, in the case of a notice mailed or otherwise delivered in advance of a Change of Control Triggering Event, no earlier than 30 days and no later than 60 days from the date of such Change of Control Triggering Event), pursuant to the procedures required by the indenture and described in such notice.

Notwithstanding the foregoing, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and all other laws, regulations and orders of any court or governmental authority having jurisdiction over the Company to the extent those laws, regulations and orders are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations or any other laws, regulations or orders of any court or governmental authority having jurisdiction over the Company conflict with the Change of Control Triggering Event provisions of the indenture, the Company will comply with the applicable securities laws and regulations and all other laws, regulations and orders of any court or governmental authority having jurisdiction over the Company and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date the Company will:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” with respect to all outstanding notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time the Change of Control Offer is made.

Notes purchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The definition of Change of Control Triggering Event includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. The indenture is governed by New York law and although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under New York law of “substantially all” the assets of an entity. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right to, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, if any, to the Change of Control Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

The Credit Agreement limits the ability of the Company to purchase any notes, and also provides that certain change of control events with respect to the Company would constitute an event of default requiring, at the option of the lenders, repayment of the debt arising under the Credit Agreement. Any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar or additional restrictions and provisions. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute an event of default under such debt.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by the Company’s Board of Directors as evidenced by a Board Resolution; and

(3)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) only, each of the following will be deemed to be Cash Equivalents:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 270 days of the receipt thereof, to the extent of the cash received in that conversion; and

(c) with respect to any Asset Sale of oil and natural gas properties where the Company or such Restricted Subsidiary retains an interest in such property, the aggregate costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	to prepay, repay, redeem or repurchase any Indebtedness of the Company or a Guarantor (other than intercompany Indebtedness, Capital Stock or Indebtedness that is subordinated to the notes or the Subsidiary Guarantees) or any Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than intercompany Indebtedness);

(2)	to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person;

(3)	to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business;

(4)	to make one or more capital expenditures; or

(5)	to acquire other property or assets that are used or useful in the Oil and Gas Business.

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $50.0 million, the Company will make an Asset Sale Offer to all Holders, and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value (if issued with original issue discount) or principal amount of tendered notes and Pari Passu Indebtedness (provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness) (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000 or any integral multiple of $1,000 in excess thereof will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain covenants

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation to which the Company or any of its Restricted Subsidiaries is a party) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation to which the Company is a party) any Equity Interests or Convertible Securities (in the case of Convertible Securities, only that amount paid in cash in excess of the principal amount thereof and accrued and unpaid interest thereon) of the Company or any direct or indirect parent of the Company (other than with the Net Cash Proceeds of a substantially concurrent sale of Equity Interests (other than Disqualified Stock) of the Company; provided, that such Net Cash Proceeds shall be excluded from clause 3(b) of the next succeeding paragraph);

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (other than Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (6) of the second paragraph of the covenant described below under “—Limitation on incurrence of Indebtedness and issuance of preferred stock”) prior to any scheduled repayment or scheduled maturity, except a payment, purchase, redemption, defeasance or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or the Stated Maturity thereof, in each case, due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Limitation on incurrence of Indebtedness and issuance of preferred stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after May 11, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds received by the Company (including the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since May 11, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after May 11, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after May 11, 2004, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

As of March 31, 2015, the amount available for Restricted Payments under the foregoing clause (3) totaled approximately $3.6 billion.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption of debt that is subordinate to the notes, within 60 days after the date of declaration of such dividend or the delivery of any irrevocable notice of redemption, as the case may be, if the dividend, distribution or redemption payment on the date of declaration or the date of the notice of redemption, as the case may be, would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)

the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director, officer, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years up to a maximum of $8.0 million in any calendar year);

(6)	the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights or other equity-based awards by way of cashless exercise;

(7)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Restricted Subsidiary (a) at a purchase price not greater than 101.0% of the principal amount thereof (plus accrued and unpaid interest) in the event of a Change of Control Triggering Event in accordance with provisions similar to the covenant described under “—Repurchase at the option of holders—Change of control triggering event” or (b) at a purchase price not greater than 100.0% of the principal amount thereof (plus accrued and unpaid interest) in accordance with provisions similar to the covenant described under “—Repurchase at the option of holders—Asset sales;” provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(8)	the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; or

(9)	other Restricted Payments in an aggregate amount since May 11, 2004 not to exceed $50.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (9), no Default or Event of Default shall have occurred and be continuing or would be caused thereby.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $50.0 million, in good faith by an officer of the Company and, in the case of amounts of $50.0 million or more, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. The amount of any Restricted Payment paid in cash shall be its face amount. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clauses (2), (3), (4), (5), (6), (7) or (8)) in excess of $50.0 million the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on Restricted Payments” covenant were computed. For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (9), or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Limitation on incurrence of Indebtedness and issuance of preferred stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor will issue any Disqualified Stock, and the Company will not permit any Non-Guarantor Subsidiary to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum available amount thereunder) not to exceed an amount equal to the greater of (a) $3.0 billion or (b) 30.0% of ACNTA as of the date of such incurrence;

(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness and the convertible notes;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the original notes and the related Subsidiary Guarantees and any new notes and the related Subsidiary Guarantees thereof;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the Oil and Gas Business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $100.0 million or (b) 1.0% of ACNTA as of the date of such incurrence at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, or the issuance by the Company or any Restricted Subsidiary of Disqualified Stock or by any Restricted Subsidiary of preferred stock, in each case in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness), Disqualified Stock or preferred stock that was permitted by the indenture to be incurred or issued under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any Restricted Subsidiary to the Company or to any Restricted Subsidiary of shares of Disqualified Stock or preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(b) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(9)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(11)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11);

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(15)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(16)	Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business of the Company and any Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and any Restricted Subsidiary;

(17)	the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in clause (4) under “—Merger, consolidation or sale of assets;” and

(18)	the incurrence or issuance by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock and preferred stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed the greater of (a) $250.0 million or (b) 2.5% of ACNTA as of the date of incurrence.

For purposes of determining compliance with this “—Limitation on incurrence of Indebtedness and issuance of preferred stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) or Disqualified Stock or preferred stock, as applicable, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (or later divide, classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred stock, as applicable, in any manner that complies with this covenant, except that any Indebtedness under Credit Facilities on the Issue Date (after giving effect to the initial offering of original notes and the use of proceeds thereof) shall be considered incurred under the first paragraph of this covenant. In addition, the principal amount of any Disqualified Stock or preferred stock of a Person will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, or with respect to any Non-Guarantor Subsidiary, any preferred stock.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien. For the avoidance of doubt, the creation, incurrence, assumption and existence of Liens (but not the foreclosure thereof) shall be governed by this covenant and not by the covenants described under “—Repurchase at the option of holders,” or “—Certain covenants–Merger, consolidation or sale of assets.”

Limitation on dividend and other payment restrictions affecting subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make distributions on Capital Stock), or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness, Capital Stock and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in the applicable agreements or instruments on the Issue Date as determined in good faith by the Company;

(2)	the indenture, the notes, the exchange notes and the Subsidiary Guarantees;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, further, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of such acquisition as determined in good faith by the Company;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)	Capital Lease Obligations or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions and/or transfers of properties and assets by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Company;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into (a) in the ordinary course of business or (b) with the Company’s approval by its Board of Directors, which limitation is applicable only to property or Capital Stock that are subject to such agreements;

(11)	restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(12)	restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and the Restricted Subsidiaries taken as a whole;

(13)	Hedging Obligations permitted to be incurred under the covenant described under the caption “—Limitation on incurrence of Indebtedness and issuance of preferred stock;”

(14)	with respect to any Restricted Subsidiary incorporated or organized outside the United States, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive; and

(15)	encumbrances or restrictions contained in agreements governing Indebtedness, Disqualified Stock, or preferred stock, as applicable, of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation on incurrence of Indebtedness and issuance of preferred stock;” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or preferred stock, as the case may be, are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Credit Agreement and in the indenture governing the notes as in effect on the Issue Date.

Merger, consolidation or sale of assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Company or such other Person is not a corporation, a Restricted Subsidiary of the Company that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia shall assume by supplemental indenture all obligations of the Company under the notes and the indenture as a co-issuer of the notes;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee and assumes by written agreement all obligations of the Company under the Registration Rights Agreement;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)

the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on incurrence of Indebtedness and issuance of preferred stock” or (b) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition;

(5)	each Guarantor (unless it is the other party to the transactions described above, in which case the third paragraph above under “—Subsidiary guarantees” shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such successor Person’s obligations under the indenture and the notes; and

(6)	the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

This “Merger, consolidation or sale of assets” covenant will not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Company (a) with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporation (or the substantial equivalent) of the Company in another jurisdiction.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Limitation on transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million but less than or equal to $50.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and has been approved by the resolution of a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment, severance or consulting agreement or other compensation agreement, arrangement or plan or any amendment thereto, any issuance of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment, severance or consulting agreements and other compensation agreements, arrangements and plans, options to purchase Capital Stock (other than Disqualified Stock) of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, in each case arising in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(2)	transactions between or among any of the Company and its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person, including, without limitation, any transaction with a joint venture or similar entity (other than an Unrestricted Subsidiary);

(4)	payment of reasonable directors’ fees, consulting fees and other benefits to persons who are not otherwise Affiliates of the Company;

(5)	provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law;

(6)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(7)	Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Limitation on Restricted Payments;”

(8)	any transaction in which the Company or its Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or its Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the first paragraph of this covenant;

(9)	transactions with Unrestricted Subsidiaries, Affiliates, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions) materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(10)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person.

Limitation on designation of restricted and unrestricted subsidiaries

The Board of Directors of the Company may designate any Subsidiary (including any acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Limitation on restricted payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on incurrence of Indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence immediately following such designation.

Additional subsidiary guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the Issue Date, or if any Non-Guarantor Subsidiary either (a) becomes a borrower or guarantees any Indebtedness of the Company or another Restricted Subsidiary of the Company under the Credit Agreement or (b)(i) guarantees any other Capital Markets Indebtedness of the Company or any Restricted Subsidiary, or (ii) incurs any Capital Markets Indebtedness, then in each case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it was acquired or created or guaranteed or incurred such Indebtedness, as the case may be.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time period specified (after giving effect to all applicable grace periods) in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its request, to any of the Holders, within 10 Business Days of filing the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants and summary data relating to proved reserves required by the Commission’s rules; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The Company’s filing of any such information, document or report with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system or any successor thereto shall satisfy the reporting obligations described above.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

If, at any time, the Company is not subject to the reporting requirements of the Exchange Act, it will, so long as any of the notes will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon the written request of a holder, beneficial owner or prospective purchaser of the notes, promptly furnish such holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the notes pursuant to Rule 144A, as such rule may be amended from time to time. The Company will take such further action as any holder or beneficial owner of such notes may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell the notes in accordance with Rule 144A.

Covenant termination

If at any time (a) the rating assigned to the notes by both S&P and Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under the indenture (excluding, for the avoidance of doubt, any Default under one or more of the provisions listed below, provided that such Default did not exist immediately prior to the transaction or series of related transactions resulting in the applicable change in ratings), then upon delivery by the Company to the trustee of an officers’ certificate to the foregoing effect, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Asset sales” and the following provisions of the indenture described above under the caption “—Certain covenants:”

•	“Limitation on restricted payments,”

•	“Limitation on incurrence of Indebtedness and issuance of preferred stock,”

•	“Limitation on dividend and other payment restrictions affecting subsidiaries,”

•	Clause (4) of the second paragraph of “Merger, consolidation or sale of assets,” and

•	“Limitation on transactions with affiliates.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “Repurchase at the option of holders—Change of control triggering event,” and the following provisions of the indenture described above under the caption “—Covenants:”

•	“Limitation on liens,”

•	“Merger, consolidation or sale of assets” (other than clause (4) of the second paragraph of such covenant),

•	“Limitation on designation of restricted and unrestricted subsidiaries,”

•	“Additional subsidiary guarantees,” and

•	“Reports.”

Events of default and remedies

Each of the following is an “Event of Default” with respect to the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, whether upon Stated Maturity, redemption or otherwise;

(3)	failure by the Company to comply with the provisions described under the captions “—Certain covenants—Merger, consolidation or sale of assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “—Repurchase at the option of holders—Asset sales” or “—Repurchase at the option of holders—Change of control triggering event;”

(4)

failure by the Company to comply for 30 days after notice by the trustee or Holders of 25% of the outstanding principal amount of the notes with the provisions described under the captions “—Certain covenants—Limitation on restricted payments,” “—Certain covenants—Limitation on incurrence of Indebtedness and issuance of preferred stock” or, except in the case of a failure to purchase notes when required described in clause (3) above, “—Repurchase at the option of holders—Asset sales” or “—Repurchase at the option of holders—Change of control triggering event;”

(5)	failure by the Company or any Guarantor for 60 days (or 180 days in the case of a Reporting Failure) after notice by the trustee or Holders of 25% of the outstanding principal amount of the notes to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; provided, that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 20 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded unless such rescission would conflict with any judgment or decree of a court of competent jurisdiction;

(7)	failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

(8)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of release of a Guarantor from its Subsidiary Guarantee in accordance with the terms of the indenture); and

(9)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the indenture in the future and vice versa.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default with respect to the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any past Default or Event of Default with respect to such notes and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on such notes or in respect of a covenant that cannot be amended without the consent of each Holder of such notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default with respect to the notes, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Subsidiary Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees of such notes (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including the obligation to make a Change of Control Offer and Asset Sale Offer) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for such notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of such notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such notes are being defeased to the Stated Maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness, and the granting of Liens to secure such borrowing);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

In the event of a bankruptcy of the Company within 90 days of the defeasance of the notes issued under an indenture, creditors of the bankrupt estate may allege that the deposit to defease the notes constituted a “preference” under U.S. bankruptcy laws.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the Stated Maturity of any note or reduce the premium payable upon the redemption of any note as described above under “—Optional redemption,” change the time at which any note may be redeemed as described above under “—Optional redemption” or make any change relative to our obligation to make an offer to purchase the notes as a result of a Change of Control Triggering Event or Asset Sale as described above under “—Repurchase at the option of holders” after (but not before) the occurrence of the applicable Change of Control Triggering Event or Asset Sale;

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the notes or Subsidiary Guarantees:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with “—Certain covenants—Merger, consolidation or sale of assets;”

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any Holder;

(5)	to secure the notes or the Subsidiary Guarantees;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7)	to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

(10)	to provide for the issuance of exchange notes or private exchange notes (which shall be identical to exchange notes except that they will not be freely transferable) and which shall be treated, together with any outstanding notes, as a single class of securities;

(11)	to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this “Description of Notes” in the offering memorandum relating to the offering of the original notes; or

(12)	make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes, the exchange notes or, if Incurred in compliance with the indenture, additional notes; provided, however, that (A) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture) when:

(1)	either:

(a) all outstanding notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(b) all outstanding notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited with the trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such notes not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes;

(3)	we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been satisfied; and

(4)	we have delivered to the trustee an officers’ certificate stating that the payments of principal and interest when due and without reinvestment of the deposited U.S. Government Obligations plus any deposited money without reinvestment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be.

Concerning the trustee

The trustee, The Bank of New York Mellon Trust Company, N. A., also acts as trustee under the indentures for the Existing Senior Notes and the Existing Senior Subordinated Notes.

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the notes, subject to certain exceptions. The indenture provides (by reference to the Trust Indenture Act) that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee reasonable security or indemnity against any cost, expense or liability the trustee might incur.

Governing law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used with respect to the notes in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1)	the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other such reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements or (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2)	minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a) noncontrolling interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) the discounted future net revenue, calculated in accordance with Commission guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) the discounted future net revenue, calculated in accordance with Commission guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

Any calculation of Adjusted Consolidated Net Tangible Assets shall be determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Fixed Charge Coverage Ratio. If the Company changes its method of accounting for its oil and gas properties from the successful efforts method to the full cost method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that Indebtedness, Disqualified Stock or preferred stock of such acquired person which is redeemed, defeased, retired or otherwise repaid at the time of or substantially contemporaneously with the consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any assets used or useful in the Oil and Gas Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control triggering event” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2)	a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, or any operating lease or sublease in each case in the ordinary course of business in a manner customary in the Oil and Gas Business, but excluding from this clause (4) any disposition as a result of the creation of a Production Payment;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain covenants—Limitation on restricted payments” or a Permitted Investment;

(7)	any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary; provided, further, that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the option of holders—Asset sales” as if such transaction were an Asset Sale;

(8)	the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien);

(9)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10)	any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the assignment, cancellation or abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole); and

(11)	any Production Payments; provided that all such Production Payments (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or guaranteed no later than 60 days after the acquisition of, the properties that are subject thereto.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the passage of time or the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the Board of Directors of the managing member, if the managing member is an entity, or the managing member or members or any controlling committee of managing members thereof, if the managing members are individuals; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Chicago, Illinois, Denver, Colorado or New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease existing on the Issue Date or entered into thereafter that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to be a capital lease or a financing lease.

“Capital Markets Indebtedness” means any Indebtedness incurred in or under (i) any registered offering of debt securities under the Securities Act or (ii) any private placement of debt securities (including under Rule 144A of the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing Convertible Securities regardless of whether such Convertible Securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)	money market funds the assets of which primarily constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any financial institution meeting the qualifications specified in clause (3) above.

“Change of Control Triggering Event” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days thereof;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days thereof.

For purposes of clause (3) of this definition, a Person shall not be deemed to beneficially own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income); and

(7)	the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5)	any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

(6)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FASB Accounting Standards Codification Topic 815) will be excluded.

In addition, notwithstanding the preceding, for the purposes of the covenant described under “—Certain covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“convertible notes” means the 1.25% convertible senior notes of the Company which are convertible into common stock of the Company and/or cash based on the value of such common stock and were offered in an offering which closed in March 2015.

“Convertible Securities” means debt securities of the Company of any of its Restricted Subsidiaries that are convertible or exchangeable for Equity Interests of the Company (including the convertible notes).

“Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014, as amended, among Whiting Oil and Gas Corporation, the Guarantors, JPMorgan Chase Bank, N.A., as administrative agent, the other financial institutions and lenders parties thereto from time to time, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, restated, refinanced, renewed, refunded, replaced (whether at maturity, upon early repayment and termination or thereafter) in whole or in part from time to time including by or pursuant to one or more agreements or indentures, or by means of issuance of debt securities to institutional investors, including any agreement or indenture that extends the maturity of any Indebtedness thereunder, or increases the amount of available borrowings thereunder (provided any increase in amounts drawn is otherwise permitted under “Certain Covenants—Limitations on incurrence of Indebtedness and issuance of preferred stock”), or adds or changes the borrower or guarantor and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, commercial paper facilities or capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction or by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or another trustee and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Limitation on restricted payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“exchange notes” means notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (including the Existing Notes and the convertible notes but excluding any Indebtedness under the Credit Agreement which is considered incurred under the first paragraph under the covenant entitled “Limitation on incurrence of Indebtedness and issuance of preferred stock”) in existence on the Issue Date, until such amounts are repaid.

“Existing Kodiak Notes” means the $798 million aggregate principal amount 8.125% senior notes due 2019 co-issued by Whiting Canadian Holding Company ULC (formerly Kodiak Oil & Gas Corp.) and Whiting US Holding Company.

“Existing Senior Notes” means, collectively, the $1.1 billion aggregate principal amount 5% Senior Notes due 2019 and $1.2 billion aggregate principal amount 5.75% Senior Notes due 2021 of the Company.

“Existing Senior Subordinated Notes” means the $350 million aggregate principal amount 6.5% Senior Subordinated Notes due 2018 of the Company.

“Existing Notes” means, collectively, the Existing Senior Subordinated Notes and the Existing Senior Notes and, to the extent not repurchased by the Company in the Kodiak Change of Control Offers, the Existing Kodiak Notes.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the Issue Date.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of (1) Whiting Oil and Gas Corporation, a Delaware corporation, Whiting US Holding Company, a Delaware corporation, Whiting Canadian Holding Company ULC, a British Columbia unlimited liability company, and Whiting Resources Corporation, a Colorado corporation, and (2) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture, and each of their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall exclude indebtedness that has been defeased, satisfied and discharged, repaid, retired, repurchased or redeemed in accordance with its terms and, to the extent such defeasance, satisfaction and discharge, repayment, retirement, repurchase or redemption constitutes a Restricted Payment, in accordance with the provisions of “—Certain covenants—Limitation on Restricted Payments” set forth above.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P.

“Issue Date” means March 27, 2015.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Limitation on restricted payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Limitation on restricted payments.”

“Kodiak Change of Control Offers” means the offers to purchase, dated January 7, 2015, relating to the offers by the Company to purchase for cash any and all of the Existing Kodiak Notes pursuant to the terms set forth in the indentures relating thereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any valid and effective filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)	any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)	any disposition of oil and gas properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Repurchase at the option of holders—Asset sales.”

“Material Domestic Subsidiary” means any wholly-owned Domestic Subsidiary that is not a Guarantor at the time of determination and that at such time together with its Subsidiaries holds assets in excess of 5.0% of the consolidated assets of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company, but excluding the value of the Equity Interests of all of its Domestic Subsidiaries and intercompany debt owed to such Domestic Subsidiary from any other Domestic Subsidiary or the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4)	any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1)	all current assets of the Company and its Restricted Subsidiaries, minus

(2)	all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except solely in circumstances customarily excluded by lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, development, operation and disposition of interests in minerals, oil, natural gas and other hydrocarbon properties;

(2)	the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests; and

(3)	any activity necessary, appropriate or incidental to the activities described above.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes, in the case of the Company, or the Subsidiary Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, Farm-In agreements, Farm-Out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales;”

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	Hedging Obligations permitted to be incurred under the covenant described under the caption “—Certain covenants—Limitation on incurrence of Indebtedness and issuance of preferred stock;”

(8)	Permitted Business Investments;

(9)	Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged or consolidated with or into the Company or such Restricted Subsidiary in a transaction that is not prohibited by the covenant described under the caption “— Certain covenants—Merger, consolidation or sale of assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(10)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11)	payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(12)	loans or advances to directors, officers, employees or consultants of the Company or any Restricted Subsidiary of the Company, made in the ordinary course of business consistent with past practices, and as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (12), in an aggregate principal amount not in excess of $4.0 million at any one time outstanding;

(13)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(15)	Investments in the notes as contemplated by the provisions described above under “—Optional redemption” or “—Mandatory redemption” or by tender offer, open market purchase, negotiated transaction or otherwise in accordance with applicable securities laws;

(16)	Investments in existence on the Issue Date; and

(17)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (a) $250.0 million or (b) 2.5% of ACNTA.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under any Credit Facility;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens securing Indebtedness (including Capital Lease Obligations) incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness, and (ii) such Indebtedness is not in excess of the purchase price of such fixed assets;

(6)	Liens existing on the Issue Date (other than under the Credit Agreement);

(7)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(8)	any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or its Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, or (f) operators Liens under joint operating agreements or similar customary agreements in the Oil and Gas Business);

(9)	Liens securing all outstanding notes and the Subsidiary Guarantees thereof;

(10)	Liens securing Indebtedness incurred to refinance Indebtedness incurred under clauses (3), (4) or (5) that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(11)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed, at the time of incurrence of such Lien, the greater of (a) $250.0 million or (b) 2.5% of ACNTA at any one time outstanding; and

(12)	Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant described under the caption “—Certain covenants—Limitation on incurrence of Indebtedness and issuance of preferred stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments, Volumetric Production Payments and any other grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes by either Rating Agency.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any additional notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Reporting Failure” means the failure of the Company to file with the Commission and make available or otherwise deliver to the trustee and each Holder, within the time periods specified in “—Certain covenants—Reports” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports that the Company may be required to file with the Commission pursuant to such provision.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” refers to Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), but only if such Person and its Subsidiaries are entitled to receive more than 20% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Whiting Oil and Gas Corporation) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Limitation on restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants—Limitation on incurrence of Indebtedness and issuance of preferred stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, new notes will be issued in registered, global form. New notes will be issued at the closing of this exchange offer only in exchange for properly tendered and accepted original notes.

Initially, the new notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a

Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have new notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the new notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the new notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for Certificated Notes and to distribute such new notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000, if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

The Company will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The new notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax (and, in the case of certain foreign individuals, estate tax) consequences relevant to the acquisition, ownership, and disposition of the new notes by U.S. Holders and by Non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of original notes or new notes that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of original notes or new notes that is neither a U.S. Holder nor an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity.” If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns new notes, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns original notes or new notes, and any members of such an entity, are encouraged to consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold original notes or new notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, persons that purchase or sell new notes as part of a wash sale for tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of state, local, or foreign taxation. This summary only applies to those beneficial owners that hold new notes as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental, or, in certain circumstances, it is significantly more likely than not that such contingency will not occur. We intend to take the position that the contingencies on the new notes (for example, your right to require us to purchase the new notes upon a Change of Control Triggering Event, as described under “Description of New Notes —

Repurchase at the option of holders—Change of control triggering event”) will not cause the “contingent payment debt instrument” rules of the Treasury regulations to apply. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the new notes, and could also cause any gain from the sale or other disposition of a new note to be treated as ordinary income rather than as capital gain. Beneficial owners of the new notes are encouraged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the new notes. The remainder of this summary assumes that the new notes will not be considered to be contingent payment debt instruments.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A BENEFICIAL OWNER OF NEW NOTES. SUCH BENEFICIAL OWNERS ARE ENCOURAGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Treatment of the Exchange

For U.S. federal income tax purposes, (i) the exchange of original notes for new notes pursuant to the exchange offer will not constitute a taxable event to U.S. Holders or Non-U.S. Holders, (ii) each new note will be treated as a continuation of the corresponding original note, (iii) the initial tax basis of a new note will be the same as the adjusted tax basis of the corresponding original note immediately before the exchange, and (iv) the holding period of a new note will include the holding period of the corresponding original note.

U.S. Holders

Interest

Interest on the new notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting) at the time such income is accrued or received.

Amortizable bond premium

In general, if a U.S. Holder’s initial tax basis in a new note (or, in the case of a new note acquired by the U.S. Holder pursuant to the exchange, if the U.S. Holder’s initial tax basis in the corresponding original note) is greater than the stated redemption price at maturity of the new note, the excess will be treated as “bond premium” for U.S. federal income tax purposes, and a U.S. Holder may elect to amortize the bond premium over the remaining term of the new note on a constant-yield basis as an offset to the interest income on the new note that is taken into account by the U.S. Holder under its regular method of tax accounting. However, because the new notes may, under certain circumstances, be redeemed by us at a premium prior to maturity, special rules would apply which could result in a deferral, reduction, or elimination of the amortization of some of the bond premium on a new note.

A U.S. Holder’s tax basis in a new note will be reduced by the amount of bond premium on the new note that is so amortized. If a U.S. Holder does not elect to amortize bond premium, the U.S. Holder will be required to report the full amount of stated interest on the new note as ordinary income, even though the U.S. Holder may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the new note.

An election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS. U.S. Holders that hold new notes with bond premium are encouraged to consult their tax advisors regarding the application of these rules.

Sale or other taxable disposition of new notes

In the case of a sale or other taxable disposition (including a redemption or retirement) of the new notes, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the taxable disposition, other than amounts attributable to accrued but unpaid interest on the new notes (which will be treated as a payment of interest), and the U.S. Holder’s tax basis in such new notes. A U.S. Holder’s tax basis in a new note generally will be equal to the cost of the new note (net of accrued interest) to such U.S. Holder (or, in the case of a new note acquired by the U.S. Holder pursuant to the exchange, the adjusted tax basis in the corresponding original note immediately before the exchange), as reduced by any amortizable bond premium. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the new notes is more than one year at the time of disposition. A long-term capital gain recognized by an individual or other non-corporate U.S. Holder upon a taxable disposition of a new note is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations.

Unearned Income Medicare Contribution Tax

A 3.8% Medicare contribution tax will be imposed on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property (such as the new notes), less certain deductions.

Backup withholding and information reporting

In general, information returns will be filed with the IRS in connection with payments on the new notes and the proceeds from a sale or other disposition of the new notes. A U.S. Holder may be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

Interest earned on a new note by a Non-U.S. Holder will be considered “portfolio interest,” and (subject to the discussion below regarding information reporting and backup withholding and subject to the discussion under the heading “— Foreign account tax compliance” below) will not be subject to U.S. federal income tax or withholding, if:

•	the Non-U.S. Holder is neither (i) a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the certification requirements described below are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

In general, the certification requirements will be satisfied if either (i) the beneficial owner of the new note provides, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS

Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that includes the beneficial owner’s name and address and that certifies, under penalties of perjury, that the beneficial owner is not a United States person, or (ii) a securities clearing organization, bank, or other financial institution which holds customers’ securities in the ordinary course of its trade or business holds the new note on behalf of a beneficial owner and provides to the person that otherwise would be required to withhold U.S. tax, a statement certifying under penalties of perjury that an applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) has been received by it from the beneficial owner, or from another financial institution acting on behalf of the beneficial owner, and furnishes a copy to the person that otherwise would be required to withhold U.S. tax. These certification requirements may be satisfied with other documentary evidence in the case of a new note held through a qualified intermediary.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption and that are not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). To claim a reduction or exemption under an applicable income tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form).

Any interest earned on a new note that is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Sale or other taxable disposition of new notes

Subject to the discussion below regarding information reporting and backup withholding and subject to the discussion under the heading “—Foreign account tax compliance” below, any gain recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a redemption or retirement) of new notes will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

•	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met.

In the case of a Non-U.S. Holder whose gain is described in the first bullet point above, any such gain will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Backup withholding and information reporting

Any payments of interest to a Non-U.S. Holder with respect to the new notes generally will be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest to a Non-U.S. Holder with respect to the new notes generally will not be subject to backup withholding and additional information reporting, provided that the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable successor form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of new notes by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable successor form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of new notes by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of new notes by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign account tax compliance

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax will be imposed on interest paid with respect to the new notes (and payments of proceeds from the sale or other disposition of the new notes after December 31, 2016) to “foreign financial institutions” (including non-U.S. investment funds) or “non-financial foreign entities” (each as defined in the Code), unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. A non-financial foreign entity generally will need to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Prospective investors are encouraged to consult their own tax advisors regarding the application of FATCA to investments in the new notes.

Estate tax consequences

Any new note that is owned (or treated as owned) by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will not be included in such individual’s estate for U.S. federal estate tax purposes, unless the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or, at the time of such individual’s death, payments in respect of the new notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days beginning when the new notes are issued, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2015, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days beginning when the new notes are issued, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-4, including exhibits, under the Securities Act of 1933 with respect to the new notes offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K, filed on January 5, 2015, February 3, 2015, February 19, 2015 (Form 8-K/A) (excluding Exhibit 99.3 thereof), March 5, 2015, March 24, 2015, March 26, 2015 and March 30, 2015; and

•	our definitive proxy statement on Schedule 14A filed on April 20, 2015.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention: Corporate Secretary

You can also find these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

LEGAL MATTERS

Certain legal matters relating to this exchange offer will be passed upon for us by Foley & Lardner LLP and, for certain British Columbia legal matters, by Stikeman Elliott LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Whiting Petroleum Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Kodiak Oil & Gas Corp. (now known as Whiting Canadian Holding Company ULC) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated in this prospectus by reference to Exhibit 99.1 of Whiting Petroleum Corporation’s Current Report on Form 8-K/A filed on February 19, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been included in this prospectus, and incorporated in this prospectus by reference to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, on the authority of said firm as an expert in petroleum engineering.

Certain information with respect to Kodiak’s oil and natural gas reserves derived from the report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this prospectus by reference to the consolidated financial statements of Kodiak in Exhibit 99.1 of Whiting Petroleum Corporation’s Current Report on Form 8-K/A filed on February 19, 2015, on the authority of said firm as an expert in petroleum engineering.

Whiting Petroleum Corporation

Offer to Exchange All Outstanding, Unregistered

$750,000,000 6.25% Senior Notes due 2023

For New, Registered

$750,000,000 6.25% Senior Notes due 2023

PROSPECTUS

            , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, Whiting Petroleum Corporation (“the Company”) is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

The Company’s Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company to the full extent permitted by applicable law. Under the provisions of the Company’s Amended and Restated By-laws, the Company is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The laws of the states or other jurisdictions of incorporation and/or the provisions of the articles or certificates of incorporation and the bylaws (or equivalent documents) of all of the subsidiary guarantors listed in the “Table of Subsidiary Guarantor Registrants” included in this Registration Statement provide indemnification provisions substantially similar to those described above, except that none of the laws of British Columbia, the provisions of Whiting Canadian Holding Company ULC’s articles, or Whiting Resources Corporation’s articles contain provisions to limit the personal liability of its directors for violations of their fiduciary duties.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to the Company’s directors and executive officers under the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

The Company maintains insurance policies that provide coverage to its and its subsidiaries’ directors and officers against certain liabilities.

Item 21.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 22.	Undertakings.

The undersigned Registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(e) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the issue has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2015.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities listed below on May 21, 2015.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Vice President, Finance and Treasurer (Principal Accounting Officer)

* Thomas L. Aller	Director

* D. Sherwin Artus	Director

* Philip E. Doty	Director

* William N. Hahne	Director

* Allan R. Larson	Director

* Lynn A. Peterson	Director

* James E. Catlin	Director

* Michael B. Walen	Director

*By:	/s/ James J. Volker
James J. Volker Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2015.

WHITING OIL AND GAS CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 21, 2015.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Vice President, Finance and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2015.

WHITING US HOLDING COMPANY

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 21, 2015.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Vice President, Finance and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2015.

WHITING CANADIAN HOLDING COMPANY ULC

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 21, 2015.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Vice President, Finance and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2015.

WHITING RESOURCES CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 21, 2015.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Vice President, Finance and Treasurer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Indenture, dated September 12, 2013, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee [Incorporated by reference to Exhibit 4.1 in the Current Report on Form 8-K of Whiting Petroleum Corporation filed September 12, 2013 (File No. 001-31899)].

4.2	Fourth Supplemental Indenture, dated March 27, 2015, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC, Whiting Resources Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, creating the 6.25% Senior Notes due 2023 [Incorporated by reference to Exhibit 4.3 in the Current Report on Form 8-K of Whiting Petroleum Corporation filed March 30, 2015 (File No. 001-31899)].

4.3	Registration Rights Agreement, dated as of March 27, 2015, by and among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC, Whiting Resources Corporation and the initial purchasers named therein [Incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K of Whiting Petroleum Corporation filed March 30, 2015 (File No. 001-31899)].

4.4	Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various other agents party thereto [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K filed August 28, 2014 (File No. 001-31899)].

4.5	Maximum Credit Amount Increase Agreement, dated as of December 19, 2014, among Whiting Petroleum Corporation, its subsidiary Whiting Oil and Gas Corporation, JP Morgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on From 8-K filed December 22, 2014 (File No. 001-31899)].

4.6	First Amendment to Sixth Amended and Restated Credit Agreement, dated as of April 27, 2015, among Whiting Petroleum Corporation, its subsidiary Whiting Oil and Gas Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 001-31899)].

5.1	Opinion of Foley & Lardner LLP.

5.2	Opinion of Stikeman Elliott LLP.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers.

23.4	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineering Consultant.

23.5	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

23.6	Consent of Stikeman Elliott LLP (contained in Exhibit 5.2).

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.